   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2000
                                                     REGISTRATION NO. 33-
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          HOME FINANCING CENTERS, INC.
                        (Name of small business issuer)

             NEVADA                            6162                          93-1249831
   (State or jurisdiction of       (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                             112-114 BURRILL STREET
                           SWAMPSCOTT, MA 01907-1808
                                 (781) 596-1992

                                 GARY J. KOVNER
                                   PRESIDENT
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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           TITLE OF EACH CLASS OF                 NUMBER OF SHARES        TOTAL AGGREGATE           AMOUNT OF
         SECURITIES TO BE REGISTERED              TO BE REGISTERED         OFFERING PRICE        REGISTRATION FEE
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Common Stock par value $.01 per share........        5,165,000               $2,582,500              $681.78
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

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last reported sale of the Company's common stock on the Over the Counter-Pink Sheets as of August 8, 2000.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SHALL SPECIFICALLY STATE THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

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

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2000

PROSPECTUS

                                5,165,000 SHARES

                        [HOMEFINANCINGCENTERS.COM LOGO]

                                  COMMON STOCK
                            PAR VALUE $.01 PER SHARE

     This prospectus relates to the offer and sale of up to an aggregate of 5,165,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of Home Financing Centers, Inc., a Nevada corporation (the "Company" or "HFCI") by certain Security Holders (the "Selling Security Holders"). The Selling Security Holders acquired the Shares pursuant to certain private placements and other exempt transactions of the Company. See "Selling Security Holders."

     The consideration for the sale of the Shares to Selling Shareholders, in each case, was arbitrarily determined by the Company after considering certain factors such as the limited market for the shares, lack of immediate liquidity of the Shares and prevailing market conditions at the time of the issuance.

     The Company will not receive any of the proceeds from the sale of any of the Shares. The Company, however, has agreed to bear the expenses in connection with the registration of the Shares being offered and sold by the Selling Security Holders.

     The Company's stock is quoted on the Over the Counter-Pink Sheets ("Pink Sheets") and is traded under the symbol "HFCI." On August 8, 2000, the last reported sale price of the Common Stock was $0.50 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State. Investors should carefully review the risk factors set forth in the prospectus before investing in the securities offered hereby.

                 The date of this Prospectus is        , 2000.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. In addition, the Commission maintains a web site that contains such reports, proxy and information statements and other information filed electronically by the Company which can be accessed at http://www.sec.gov.

     This prospectus constitutes a part of a Registration Statement on Form SB-2 (together with all amendments thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus omits certain of the information contained in the Registration Statement and reference is made hereby to the Registration Statement and the exhibits thereto for further information with respect to the Company and the shares of Common Stock offered hereby. Any statements contained herein are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the commission. Each such statement is qualified in its entirety by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and hereby made a part hereof.

               Current Report on Form 8-K12G3, dated May 16, 2000

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The Company will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any of the information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference herein). Requests for such copies should be directed to the Company 's principal executive offices located at 112-114 Burrill Street, Swampscott MA, 01907-1808, to the attention of Mr. Seth H. Hochman, Chief Financial Officer at the Company (telephone no. 781-596-1992).

                      SUMMARY INFORMATION AND RISK FACTORS

                                  THE COMPANY

     This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our Company, the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and the accompanying notes.

     We currently operate an Internet site (www.hfci.com) which provides on line access to a wide selection of mortgages and information geared toward the homeowner and home buyer. We provide a wide range of services to consumers through direct and third party channels in an effort to attract the largest number of consumers in connection with buying, selling or refinancing of residential property. Specifically, we reach our customer base through our web site, and our relationships with Realtors, mortgage brokers, financial institutions, home builders, employers and relocation specialists. We believe that by providing a wide variety of services through a multi-channel, business to consumer strategy, we have positioned the Company to reach the broadest audience and to distinguish ourselves in the residential home buying market.

     The primary objective of the Company is to become the leading provider of online content and e-commerce services for homeowners and prospective homeowners. We intend to achieve this objective by growing our customer base and capitalizing on the full range of market opportunities through the following strategic initiatives:

     - Developing a leading brand as a provider of online content and e-commerce services for homeowners and home buyers through advertising, co-branding partnerships and promotions using both the Internet and traditional off line media;

     - Expanding third party channels to increase revenues and purchase (as opposed to refinance) mortgage originations by extending our technology infrastructure to all parties who traditionally participate in home purchases, including real estate agents, home builders, relocation companies and mortgage brokers,

     - Enhancing our core mortgage services and expanding mortgage offerings by more efficiently accessing and interfacing with the capital markets and adding product lines such as sub prime mortgages, home equity credit lines and construction loans.

     - Maintaining a commitment to customer service by offering value-added self service tools such as online loan status updates that empower customers to make informed decisions and by continually improving our customer service both online and offline through state of the art management center.

     - Delivering a more integrated home ownership experience by extending and monetizing customer relationships by providing related products and services, such as title insurance, appraisal, home insurance, moving and home improvement services.

     We provide our customers with a fundamentally better way to finance the purchase of their most significant asset, their home. We create empowered homeowners by providing them with convenient, direct access to a wide selection of mortgages from leading lenders and informative tools and content. Additionally, we provide the consumer with telephone support from our staff to further assist the consumer in navigating the mortgage process.

     Our revenues are derived from the brokering of loans and the origination and sale of loans. Brokered loans are funded directly through lending partners of the Company. In these cases, we do not acquire title to the loans at any time during the mortgage lending process. Brokerage revenues are comprised of a mark up to the lending partner's loan price and processing and credit reporting fees which are paid upon the closing of the mortgage loan. Originated and sold loans are loans that are funded through the Company's warehouse lines of credit and sold to mortgage loan purchasers. Loan origination and sale revenues consist of proceeds in excess of the carrying value of the loan, origination fees less direct origination costs and processing fees. We earn additional revenues from our loan origination and sale operations as compared to brokered loan operations because the sale of loans includes a service release premium.

     This offering is being made on behalf of certain Selling Security holders of the Company. Therefore, the Company will not receive any of the proceeds from the sale of the Shares.

     The corporate offices of the Company are located at 112-114 Burrill Street., Swampscott, MA 01907-1808, telephone number 781-596-1992.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition, or results of operations would likely suffer. In any such case, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

                    RISKS RELATED TO OUR FINANCIAL CONDITION

OUR LIMITED OPERATING HISTORY MAKES OUR BUSINESS AND PROSPECTS DIFFICULT TO EVALUATE.

     We have a limited operating history on which to base your evaluation of our business and prospects. We began our mortgage broker operations in 1993 and launched our website in 1996. There is no significant historical basis to assess how we will respond to competitive, economic or technological challenges. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies like us who operate in new and rapidly developing online marketplaces. Our failure to address these risks and uncertainties could cause our operating results to suffer and result in the loss of all or part of your investment.

     All of our operations have occurred during a period in which the overall home mortgage market has grown and the online mortgage market has emerged. We depend upon the continued growth of the overall home mortgage market and, particularly, on the continued growth of the online mortgage market. The online mortgage market is still in an emerging stage and competition is accelerating. Before investing, you should evaluate the risks, expenses and problems frequently encountered by early-stage companies that are entering new and rapidly changing markets, including the risks described throughout this section.

WE HAVE A LIMITED HISTORY OF MODEST PROFITABILITY BUT MAY INCUR LOSSES IN THE FUTURE.

     While the Company has been modestly profitable in the past, the Company has experienced losses in the first quarter of 2000 due to declines in closed loan volume and lower margins on loans which we believe were caused by a higher interest rate market and increased competition in the mortgage industry. In addition, we continue to commit funds to update and improve our website and Internet based business. We expect to incur losses in the foreseeable future. The size of our future losses will depend, in part, on the rate of growth in our revenues. It is critical to our success that we continue to devote financial resources to developing brand awareness for our website. As a result, we expect that our operating expenses will increase significantly during the next several years, especially in marketing. As we increase spending, our losses may continue to increase for the foreseeable future. As a result, if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

YOU SHOULD NOT RELY ON OUR QUARTERLY OPERATING RESULTS AS AN INDICATION OF OUR FUTURE RESULTS BECAUSE THEY ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND THESE RESULTS MAY NEGATIVELY IMPACT THE PRICE OF OUR COMMON STOCK.

     Our revenues primarily consist of fees relating to brokering loans and the origination and sale of loans. We also expect to incur significant marketing expenses to promote our brand, products and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of purchase and refinancing loans that we close, as well as marketing expenses. If revenues fall below our expectations, we generally will not be able to reduce our fixed or other expenses in sufficient time to respond to the shortfall. Additionally, we may choose to keep our marketing expenditures at a consistently high level to build our brand name. Our quarterly operating results could be affected by a variety of other factors, including:

     -  interest rate fluctuations;

     -  the volume of mortgage loan originations;

     -  the number of loans closed through our mortgage brokerage operations;

     -  the mix of refinancing and purchase mortgage loans;

     -  seasonality and cyclicality of home buying;

     -  the level of traffic on our website;

     -  the possibility that loan closings will be delayed;

     - the amount and timing of our operating expenses and capital expenditures;

     - our ability to upgrade and develop our systems and infrastructure in a timely and effective manner;

     - our ability to attract new qualified personnel in a timely and effective manner;

     -  changes in our business strategy;

     -  growth of our software sales to the mortgage brokerage community; and

     - general economic conditions, including economic conditions specific to the real estate industry.

WE MAY NOT BE ABLE TO MANAGE OUR EXPANDING OPERATIONS EFFECTIVELY.

     In order to execute our business plan, we must continue to expand significantly. Our inability to expand our operations in an efficient manner could cause our expenses to grow disproportionately to our revenue, our revenue to decline or grow more slowly than expected, or could otherwise have a material adverse effect on our business and the value of your investment. We expect that the number of our employees will continue to increase for the foreseeable future. Our anticipated future growth, combined with the requirements we face as a public company, will continue to place a significant strain on our management, systems, and resources. We cannot guarantee that we will succeed in these efforts.

OUR BUSINESS MODEL IS UNPROVEN AND COULD FAIL.

     Our revenue model and profit potential are unproven and we cannot assure you that we will be able to sustain profitability. Our revenue model depends heavily on revenue generated from brokering loans and the origination and sale of loans. To generate revenue we must rapidly achieve broad market acceptance of our service by both lenders and consumers who have traditionally used other means to lend and borrow money. In addition, we must attract a sufficient number of consumers with credit profiles targeted by our lenders. It is possible that our online loan marketplace model will not gain the widespread acceptance necessary to support our business, in which case we may find it necessary to alter our business model. We cannot accurately predict what, if any, changes we would make to our business model in response to the uncertainties in the online lending market. These changes might include shifting all or a portion of our fees to customers or reducing fees currently charged to lenders to expand volume more quickly. Shifting fees to consumers may not be feasible, as other companies may be able to offer comparable services with no fees. If we are not able to anticipate and adapt to changes in the industry or if our business model is not successful, we may be unable to expand our business and the value of your investment could be significantly reduced.

OUR FAILURE TO OBTAIN SUFFICIENT FUNDS FROM SUBSEQUENT FINANCING MAY SIGNIFICANTLY IMPEDE OUR GROWTH.

     We must achieve and sustain rapid growth for our business model to succeed. To accomplish this, we will most likely need to raise additional funds in the future, from equity or debt sources. If additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully promote our brand name, develop or enhance our service, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business and significantly reduce the value of your investment.

              RISKS RELATED TO OUR INDUSTRY, MARKETS AND STRATEGY

OUR FUTURE SUCCESS IS DEPENDENT UPON INCREASED ACCEPTANCE OF THE INTERNET BY CONSUMERS AND LENDERS AS A MEDIUM FOR LENDING.

     If consumer and lender acceptance of our online marketplace does not increase, our business will not succeed and the value of your investment may be adversely affected. The online lending market is new and rapidly developing. The adoption of online lending in general, and our marketplace in particular, requires the acceptance of a new way of conducting business, exchanging information, and applying for credit by consumers as well as acceptance by lenders that have historically relied upon traditional lending methods. Therefore, there is significant uncertainty with respect to the viability and growth potential of this market. Our success will depend in large part on widespread use of the Internet as a commerce medium and as a marketplace for financial transactions. Our success will also depend on a number of other factors, including our ability to market our services to a sufficiently large number of customers cost-effectively and our ability to overcome the perception among many real estate market participants that obtaining mortgages online is risky for consumers.

     A number of factors may inhibit Internet usage by consumers, including inadequate network infrastructure, security concerns, inconsistent quality of service and the unavailability of cost-effective, high-speed service. We do not know whether consumers will significantly increase their use of the Internet for obtaining mortgage loans or whether our services will be accepted by consumers. If the online market for mortgage loans fails to develop, or develops more slowly than expected, or if our services do not achieve widespread market acceptance, our business will suffer.

IF WE ARE UNABLE TO EXPAND OUR BRAND RECOGNITION, CONSUMER AND LENDER DEMAND FOR OUR SERVICE WILL BE LIMITED.

     There are a growing number of websites that offer services that are similar to and competitive with our services. We believe that continuing to build brand awareness of the HFCI marketplace is critical to achieving increased demand for our service. Brand recognition is a key differentiating factor among providers of online lending services, and we believe it will be increasingly important as competition intensifies. In order to increase our brand awareness, we must succeed in our marketing efforts, provide high-quality service, and increase the number of consumers using our marketplace. The value of our brand could be diluted if visitors to our website do not perceive our existing services to be of high quality or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received.

     We cannot assure you that our brand will be viewed positively and be accepted by the market, or that we will have a strong and positive reputation. Additionally, expenses incurred toward building brand awareness do not have an immediate payback, and it may be a long time before the general public recognizes and makes positive connections with our brand. In order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, we intend to increase our financial commitment to creating and maintaining prominent brand awareness.

     If we fail to promote and maintain our brand successfully in local and national markets or incur significant expenses in promoting our brand and fail to generate a corresponding increase in revenue as a result of our branding efforts, our business and the value of your investment could be materially adversely affected. Moreover, promoting and enhancing our brand will also depend, in part, on our ability to provide a high-quality customer experience. We cannot assure you that we will be successful in achieving this goal.

WE NEED TO CONTINUALLY DEVELOP OUR CONTENT, PRODUCTS AND SERVICES OFFERINGS TO REMAIN COMPETITIVE AND INCREASE OUR BRAND AWARENESS.

     Our business strategy requires us to enhance and improve the ease of use, responsiveness, functionality and content of our website, and to develop new product and service offerings. These efforts may require us to develop internally or to license increasingly complex technologies. Additionally, we will continue to develop our website by deepening our content offerings to provide more breadth and depth of information on home buying and home financing. Developing and integrating new products and services into our website could be expensive and time consuming. We can make no assurances that any new features, functions or services will achieve market acceptance or enhance our brand loyalty. If we fail to add additional content or to develop and introduce or acquire new functions or services effectively and on a timely basis, we may not be able to attract new users or retain our existing users and our business will suffer.

IF WE ARE UNABLE TO MAINTAIN ADEQUATE FINANCING SOURCES, OUR ABILITY TO ORIGINATE AND FUND MORTGAGE LOANS WILL BE IMPAIRED AND OUR REVENUES WILL SUFFER.

     The lenders to whom we deliver loans, either as a mortgage broker or as a mortgage banker, are under no obligation to continue their relationships with us. Although we maintain relationships with 37 lenders, most of the loans we originate are funded by a much smaller subset of these lenders. This small group of lenders tends to provide more favorable rates and terms to our customers. We believe that if and when other lenders offer comparable terms, the sources of loans will shift accordingly. If lenders with the most competitive terms do not continue to accept the loans we originate, our business could suffer.

     Our ability to fund mortgage loans internally depends to a large extent upon our ability to secure financing on acceptable terms. We currently fund a portion of the loans we originate through a line of credit known as a warehouse line of credit. Currently we have one source of warehouse funding. Our current $1 million warehouse line of credit expires on July 29, 2001. If we are unable to negotiate such facilities, we may have to curtail the growth of our origination and funding activities.

     Our warehouse line of credit subjects us, and future financing arrangements will likely subject us, to financial covenants and other restrictions. Because we are an early stage company that is actively investing in growth, in the future we may be in default under those covenants and restrictions. In those cases, we must rely on waivers from the lender. If we are unable to operate within the covenants or obtain waivers, all amounts that we owe under our financing arrangements could become immediately payable. The termination of a financing arrangement by a lender, or the acceleration of our debt, would have a significant negative effect on our business.

WE MAY INCUR SIGNIFICANT LOSSES AS A RESULT OF LOAN DEFAULTS THAT OCCUR PRIOR TO THE SALE OF THE LOAN TO INVESTORS OR AS A RESULT OF REPURCHASES REQUIRED IF WE BREACH CERTAIN REPRESENTATIONS AND WARRANTIES.

     As a mortgage banker, we face risks associated with loan defaults, which typically increase during economic downturns. From the time that we fund a loan to the time we sell the loans we will be generally at risk for any loan defaults. Once we sell the loans we originate, the risk of loss from loan defaults and foreclosure generally passes to the purchaser of the loans. During the loan sale process, however, we would typically be required to make certain representations and warranties to the purchasers of loans relating to the conformance of those loans with state and federal laws and applicable investor guidelines. If a loan defaults and there has been a breach of these representations and warranties, we may be required to repurchase the loan and bear any subsequent loss or indemnify the purchaser for any damages caused by the breach. If we must repurchase a loan, we would have to hold it until it is paid off or foreclosed or we may have to sell the loan at less than the outstanding principal balance. Any of the above events would seriously harm our business and operating results. Our ability to operate our mortgage banking operations depends on the continued existence of federal programs, mortgage-related programs and our continued qualification for those programs.

     Our ability to sell mortgage loans to institutional investors in the secondary market is largely dependent upon the continuation of programs administered by Fannie Mae, Freddie Mac, Ginnie Mae and private mortgage investors. These entities facilitate the sale of mortgage loans and mortgage-backed securities through the secondary market. Any discontinuation of or reduction in the operation of those programs or any significant impairment of our eligibility to participate in those programs would hurt our financial performance. Also, any significant adverse change in the secondary market level of activity or the underwriting criteria of Fannie Mae, Freddie Mac, Ginnie Mae or other private mortgage investors would reduce our revenues.

OUR FAILURE TO MANAGE THE TIMELY DELIVERY OF SERVICES PROVIDED BY THIRD PARTIES IN THE LOAN PROCESS COULD HARM OUR BUSINESS.

     We rely on other companies to provide services which assist us in performing the loan underwriting process, including property appraisals, credit reports, flood certifications and title searches. Any interruptions, delays or mistakes in providing these ancillary services may cause delays in our processing and closing of loans for our customers. The value of the service we offer and the ultimate success of our business depends on our ability to manage the timely delivery of these ancillary services by the third parties with whom we have business relationships. If we are unsuccessful in managing the timely delivery of these ancillary services, we will likely experience decreased customer satisfaction and our business will likely suffer.

LOAN CLOSINGS MAY BE DELAYED WHICH CAN LEAD TO UNPREDICTABLE QUARTERLY FLUCTUATIONS IN REVENUES AND PROFITABILITY

     The time between the date when an application is received from a customer and the date on which the loan closes has typically been lengthy and unpredictable. The loan application and approval process is often subject to delays over which we have little or no control, including the timing of the customer's decision to commit to an available interest rate, the timeliness of completed appraisals and the adequacy of the customer's own disclosure documentation. This uncertain timetable can have a direct impact on our revenue and profitability for any given period and may cause us to expend substantial funds and management resources supporting the loan completion process without ever generating revenue from closed loans. Furthermore, in situations where we have committed to extend the closing of loans beyond the associated interest rate commitment periods, we may incur additional costs.

COMPETITION MAY REDUCE OUR MARKET SHARE AND HARM OUR PERFORMANCE.

     The market for web-based services is highly competitive and there are no substantial barriers to entry, making it possible for new competitors to proliferate rapidly. In addition, many of our existing and potential competitors have longer operating histories in the traditional mortgage and Internet markets, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. We believe competition takes place on many levels, including pricing, convenience in obtaining mortgage loans, breadth of product offerings and lending sources, customer service, marketing and brand awareness.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, technical, and marketing resources than we do. These competitors may engage in more extensive product development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies than our participating lenders, and make more attractive offers to existing and potential employees and companies with which we have relationships. Accordingly, our competitors may experience greater growth than we do and we may not be able to compete successfully against our current or future competitors.

     To compete successfully, we must respond promptly and effectively to technological changes, evolving industry standards and our competitors' innovations and competitive marketing efforts. Our response must include, among other things, continuing to enhance and expand our products and services and our marketing channels. Increased competition, particularly online competition, could result in price reductions, reduced margins and loss of market share, any or all of which could harm our business. In addition, changes in the methods by which loans are made through traditional channels of distribution may make electronic commerce a less attractive means for obtaining loans and could reduce our ability to generate revenue.

OUR BUSINESS COULD SUFFER IF WE LOSE THE SERVICES OF GARY J. KOVNER.

     If we lose the services of Gary J. Kovner, our founder, Chief Executive Officer, and sole director and officer, our ability to expand our business would be seriously compromised and the value of your investment may be adversely affected. Mr. Kovner has been instrumental in determining our strategic direction and focus and in promoting the concept of an Internet-based loan marketplace for consumers and lenders. We do not maintain key person insurance on Mr. Kovner.

     We may also be unable to retain other highly qualified employees in the future. We may experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition for qualified employees in the Internet industry and if we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will suffer.

THE REAL ESTATE INDUSTRY IS BOTH SEASONAL AND CYCLICAL, WHICH COULD AFFECT OUR QUARTERLY RESULTS.

     Our business is seasonal. We anticipate that as the online mortgage brokerage and origination industry matures, our business will be increasingly susceptible to the same seasonal factors that affect the mortgage industry as a whole. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

     In addition, the residential real estate and mortgage business in which we operate is cyclical. Shifts in the economy and interest rates, as well as in residential real estate values, generally affect the number of home sales and refinancing activities. Since we began our business, sales of residential homes in the United States have been at historically high levels. The economic swings in the real estate industry may be caused by various factors. When interest rates are high or national and global economic conditions are perceived to be or are weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and those products and services related to the real estate industry could adversely affect demand for our mortgage products and services.

WE MAY BE PARTICULARLY AFFECTED BY GENERAL ECONOMIC CONDITIONS.

     Purchases of real property and related products and services are particularly affected by negative trends in the general economy. Our success depends to a significant extent upon a number of factors relating to discretionary consumer spending and the overall economy, as well as regional and local economic conditions in markets in which we operate, such as, interest rates, employment levels, wage and salary levels, availability of credit, and taxation policies.

AN INCREASE IN INTEREST RATES MAY REDUCE MORTGAGE TRANSACTIONS.

     A high percentage of mortgage loan transactions involve the refinancing of existing mortgages. Homeowners are motivated to refinance primarily when interest rates fall below the rates of their existing mortgages. In the event interest rates increase significantly, homeowners' incentive to refinance will be greatly reduced and the number of loans that the industry originates could decline significantly. Similarly, if there were a sustained increase in interest rates, there would eventually be some impact on the market for purchase mortgages as higher monthly payments would make housing less affordable.

     Our ability to profitably resell loans that we fund may be impaired by volatility in interest rates. We typically establish the interest rates on the mortgage loans that we originate at the same time we obtain best-efforts commitments from the anticipated purchasers of such loans. The mortgage loan purchase commitments we obtain are contingent upon our delivery of the closed loans to the purchasers within specified periods. To the extent that we are unable to deliver closed loans within the specified periods and interest rates increase, we may experience no gain or even a loss on the sale of these loans. In addition, any increase in interest rates will increase the cost of maintaining our warehouse line of credit, which we will depend on to fund a preponderance of the loans we originate in the future.

     In addition, a sharp decrease in interest rates over a short period may cause customers who have interest rates on mortgages committed through HFCI to either delay closing their loans or refinance with another lender. If this occurs in significant numbers, it may have an adverse effect on our business or quarterly results of operations. In addition, if the percentage of committed loans that convert into closed loans declines substantially, the purchasers of these loans may raise the rates they charge us or decide not to buy loans from us.

     Our business is cyclical. During future periods of rising interest rates we may experience a decline in consumer traffic to our website and during periods of robust credit demand, typically associated with falling interest rates, lenders may have less incentive to use our marketplace. Either of these events could reduce our revenue and we cannot assess the effects of interest rates on our business over a broad range of interest rate environments.

WE MAY NOT BE ABLE TO COMPLY EFFECTIVELY WITH APPLICABLE LAWS EFFECTING OUR INDUSTRY.

     The mortgage banking and lending businesses are heavily regulated under federal and state laws. These laws and related regulations impose numerous obligations and restrictions on our activities. In particular, these rules limit the broker fees, interest rates, finance charges and other fees we may assess, require extensive disclosure to our customers, regulate advertising practices, prohibit discrimination and impose on us multiple qualification and licensing obligations. We may not always have been and may not always be in compliance with these requirements.

     Our failure to comply with these standards could lead to revocation of required licenses or registrations, loss of approved status, voiding of loan contracts, demands for loan repurchases from mortgage loan purchasers, class action lawsuits and administrative enforcement actions. These regulatory requirements are subject to change and may in the future become more restrictive, making compliance more difficult or expensive or otherwise restricting our ability to conduct our business.

     At the state level, we are subject to licensing and regulation in New York and Massachusetts where we act as a mortgage broker or lender. In addition, we plan to expand our services into additional markets which would require us to obtain additional licenses and become subject to increased regulation by the states in which these markets are located. Some states also require prior approval before a change of control occurs. In addition, any person who acquires control of 10% or more of our voting stock may be subject to certain state licensing regulations, which require the periodic filing of certain financial information and other personal and business information. If any person controlling 10% or more of stock refuses or fails to comply with such filing requirements, licensing arrangements in these jurisdictions could be jeopardized. We also must comply with state usury laws. If we fail to comply with these laws, the states can impose civil and criminal liability and restrict our ability to operate in those states.

     At the federal level, our mortgage brokering and funding activities are regulated under a variety of laws, including the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act and Regulation X, and the Home Mortgage Disclosure Act of 1975 and Regulation C. As the mortgage lending and brokerage businesses evolve in the online environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur additional expenses, be subject to regulation of the listings we provide and be precluded from certain activities.

     The Real Estate Settlement Procedures Act and related regulations generally prohibit the payment or receipt of fees or any other item of value for the referral of a real estate-secured loan to a loan broker or lender. The act and the related regulations also prohibit fee shares or splits or unearned fees in connection with the provision of residential real estate settlement services, including mortgage brokerage or lending services. Notwithstanding these prohibitions, RESPA permits payments for goods or facilities furnished or for services actually performed, so long as those payments bear a reasonable relationship to the market value of the goods, facilities, or services provided. Failure to comply with RESPA may result in, among other things, administrative enforcement actions, class action lawsuits, cease and desist orders and civil and criminal liability.

     The mortgage and home equity products offered through our marketplace are residential real estate secured loans subject to these provisions of RESPA. Consequently, our online relationships with lenders and other Internet companies and websites that offer these products are subject to RESPA's prohibitions on payment or receipt of fees for referrals and for unearned fees. We believe that we have structured these relationships to comply with these regulations. The applicability of RESPA's compensation provisions to these types of Internet-based relationships, however, is unclear and the appropriate regulatory agency has provided limited guidance to date on the subject.

     Many federal laws and regulations that limit brokers' fees are unclear. In the last three years there has been significant litigation concerning limits on mortgage broker fees. The lack of clarity in this area of law is compounded when applied to mortgage brokers and lenders operating in an Internet environment and it is possible that plaintiffs' attorneys may attempt to assert similar allegations against Internet lenders.

CHANGES IN THE LAW GOVERNING TAX TREATMENT OF HOME MORTGAGE INTEREST MAY HARM OUR BUSINESS.

     Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of our loans are made to borrowers for the purpose of purchasing a home, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this type of governmental action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for the kind of mortgage loans we offer.

        RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY INFRASTRUCTURE

WE MAY EXPERIENCE REDUCED VISITOR TRAFFIC, REDUCED REVENUE, AND HARM TO OUR REPUTATION IN THE EVENT OF UNEXPECTED NETWORK INTERRUPTIONS CAUSED BY SYSTEM FAILURES.

     Any significant failure to maintain the satisfactory performance, reliability, security, and availability of our website, filtering systems, or network infrastructure may cause significant harm to our reputation, our ability to attract and maintain a high volume of visitors to our website, and to attract and retain participating consumers and lenders.

     We host and maintain our own website and services and maintain our own network infrastructure. Our revenues depend in part on the number of consumers who visit our website and the volume of transactions processed through the website. Accordingly, the satisfactory performance, reliability and availability of our website, transaction-processing systems and network infrastructure are critical to our ability to attract and retain customers and maintain adequate customer service levels. Any system or network failure that results in the unavailability of our website or that causes interruption or slower response time of our services could result in less traffic to our website and, if sustained or repeated, could reduce the attractiveness of our services to consumers. In addition, any significant increase in the volume of our website traffic could strain the capacity of our existing technical infrastructure, which could lead to slower response times or system failures. This would cause the number of loan applications to decline which could hurt our revenue growth, reputation and our brand equity. We will need to incur additional costs to upgrade our infrastructure if our server and networking systems cannot adequately service increased volumes of traffic. There can be no assurance that we will be able to accurately expand and upgrade our systems to accommodate these increases in a timely manner.

     The recent growth in Internet traffic has caused frequent periods of decreased performance, requiring Internet service providers and users of the Internet to upgrade their infrastructures. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

REGULATION OF THE INTERNET IS UNSETTLED, AND FUTURE REGULATIONS COULD INHIBIT THE GROWTH OF THE INTERNET, DECREASE VISITORS TO OUR WEBSITE, AND OTHERWISE MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     New laws or regulations relating to the Internet, or new application or interpretation of existing laws, could inhibit the growth of the Internet as a medium for commerce or credit procurement which could, in turn, decrease the demand for our service or otherwise materially adversely affect our business, results of operations, and financial condition. Laws and regulations directly applicable to electronic commerce or relating to online content, user privacy, access charges, liability for third-party activities, jurisdiction and taxation may become more prevalent in the future. It is uncertain as to how existing laws will be applied toward the Internet. Such legislation could dampen the growth in Internet usage generally and decrease the acceptance of the Internet as a commercial medium.

     The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other Internet activities. In the future, laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of electronic commerce.

     The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, telecommunications, privacy and taxation apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. In the event the Federal Trade Commission, Federal Communications Commission, local authorities or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business could suffer.

     RISKS RELATED TO THIS OFFERING, OUR STOCK PRICE, AND CORPORATE CONTROL

OUR COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS AND INVESTORS IN OUR STOCK MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE OFFERING PRICE.

     We cannot predict the extent to which investors' interest in us will lead to the development of a trading market in our common stock or how liquid the market might become. If you purchase shares of our common stock in this offering, you will pay a price dictated by the market. The stock market in general and the market prices of shares in newly public technology companies, particularly those such as ours that offer Internet-based services, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our common stock could be highly volatile and subject to wide fluctuations in response to many factors, some of which are largely beyond our control. These factors include:

     -  quarterly variations in our results of operations;

     -  adverse business developments;

     -  changes in financial estimates by securities analysts;

     -  investor perception of us and online lending services in general;

     -  announcements by our competitors of new products and services; and

     -  general economic conditions, including interest rate fluctuations.

GARY J. KOVNER, OUR CHIEF EXECUTIVE OFFICERS AND SOLE DIRECTOR WILL HAVE THE ABILITY TO EXERCISE SIGNIFICANT CONTROL OVER US.

     Mr. Gary J. Kovner, our chief executive officer and sole director beneficially owns approximately 73% of our common stock and will control a majority of our stock after the completion of the offering. As a result, Mr. Kovner will be able to exercise significant influence over all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions, including a change of control of our company. The interests such person may differ from the interests of our other stockholders.

                           FORWARD-LOOKING STATEMENTS

     Many statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere are forward-looking statements that are not based on historical facts. The words "expects," "anticipates," "estimates," "intends," "believes," and similar expressions are intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements made in this prospectus are based on events through the date on which the statements are made.

                            SELLING SECURITY HOLDERS

     The following tables set forth certain information with respect to Shares held by each Selling Security Holder. The Shares may be offered from time to time by any of the Selling Security Holders. See "Plan of Distribution."

                                         NO. OF SHARES                                             PERCENTAGE OF
       NAME OF SELLING ENTITY                OWNED          NO. OF SHARES    NO. SHARES HELD        SHARES HELD
           SECURITY HOLDER             PRIOR TO OFFERING    BEING OFFERED   AFTER THE OFFERING   AFTER THE OFFERING
       ----------------------          ------------------   -------------   ------------------   ------------------

Gary J. Kovner(1)....................      13,000,000          500,000          12,500,000              70%
Richard A. Brutti(2).................         200,000          200,000                  --               --
Seth H. Hochman (3)..................         200,000          200,000                  --               --
Nicholas Kontos(5)...................         300,000          300,000                  --               --
Mary G. Kontos Trust(5)..............         175,000          175,000                  --               --
Anthony Cincotta(5)..................         650,000          650,000                  --               --
Edward DeFeudis(7)...................         290,000          290,000                  --               --
Matthew Markin(6 )...................         220,000          220,000                  --               --
Lion Equity(5).......................         492,000          492,000                  --               --
The Presidio Companies(5)............         493,000          493,000                  --               --
Michele Heavens(5)...................         650,000          650,000                  --               --
Gary J. Mohr(4)......................          50,000           50,000                  --               --
Thomas E. Stump and Shirley O. Stump
  JTWRO(4)...........................          10,000           10,000                  --               --
Stan Pyscznski(4)....................          20,000           20,000                  --               --
Scott Daspin(4)......................          60,000           60,000                  --               --
R.E. Donnelly(4).....................          40,000           40,000                  --               --
SAJ Group Associates, Inc.(4)........         200,000          200,000                  --               --
Jerry R. Hill(4).....................         125,000          125,000                  --               --
Nikos Couvoutsakis(4)................          20,000           20,000                  --               --
Jay Levine(4)........................          50,000           50,000                  --               --
Steve Stark(7)(8)....................         135,000          135,000                  --               --
Equity Partners(7)...................         135,000          135,000                  --               --
Principle MCD, Inc. (9)..............          50,000           50,000                  --               --
Joseph A. Lee (10)...................          50,000           50,000                  --               --
Nasser Alvarado (10).................          50,000           50,000                  --               --

---------------
(1) Mr. Kovner is the sole director, officer and majority stockholder of the Company. Mr. Kovner received his shares in connection with the merger of Home Financing Centers, Inc., a Massachusetts company, with our company, then known as Kentex Energy, Inc.

(2) Mr. Brutti was issued his shares in April 2000 as compensation for consulting services which he provided to the company.

(3) Mr. Hochman was issued his shares in February 2000 as an inducement to act as the Chief Financial Officer for the Company.

(4) Shares purchased in a private placement on the Company's common stock in April 2000.

(5) Shares purchased in a private placement of the Company's common stock in February 2000.

(6) Shares received by Mr. Markin as a former officer and director of Kentex Energy Inc.

(7) Shares distributed in accordance with consulting fees owed in connection with a consulting agreement between the company and Steven Stark.

(8) Mr. Stark was a consultant to the company in 1998.

(9) Principle MCD, Inc. were issued shares in August 2000 for services rendered in connection with the production of the company website.

(10) Mr. Lee and Mr. Alvarado were issued shares in August 2000 as part of a compensation package to act as branch managers for the company.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by the Selling Security Holders acting as principals for their own accounts. We will receive none of the proceeds from the offering of the Shares. We are filing this Registration Statement at our expense and will take certain other actions to permit the Selling Security Holders to sell the Shares under the Securities act of 1933 and applicable state securities laws. The Selling Security Holders will pay or assume brokerage commissions, discounts or other charges and expenses incurred in the sale of the Securities.

     The distribution of the Shares by the Selling Security Holders is not subject to any underwriting agreement. The Securities covered by this prospectus may be sold by the Selling Security Holders or by pledgees, donees, distributees, transferees or other successors in interest. The Shares offered by the Selling Security Holders may be sold from time to time at fixed prices that may be changed, at market prices prevailing at the time of sale, if any, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Security Holders may sell their Shares covered by this prospectus through broker-dealers acting as agents or brokers who may then resell the Shares, or a private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of commissions or fees from the Selling Security Holders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling Security Holders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act of 1933, in connection with such sales.

     If and when any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act of 1933, they may be sold under Rule 144 rather than pursuant to this prospectus.

     The Selling Security Holders are not restricted as to the price or prices at which they may sell Shares. Sales of such Shares at less than the market prices may depress the market price of the Company securities. Moreover, if a market exists for the Shares, the Selling Security Holders are not restricted as to the number of Shares which may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time which may also have a depressive effect on the market price on the Company's securities. It is anticipated that the sale of the Shares will be made over a two year period commencing with the date of this prospectus. Each Selling Security Holder will be subject to applicable provisions of the Securities Exchange act of 1934, as amended, and the rules and regulations thereunder.

     We may suspend the use of this Prospectus in connection with sale of the Shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events.

                               LEGAL PROCEEDINGS

     The Company is not involved in any legal proceedings at this time.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table lists the directors, officers and significant employees of the Company, including their name, age and position with the Company.

                    NAME                       AGE                      POSITION
                    ----                       ---                      --------

                                                           President and Chief Executive
Gary J. Kovner...............................  42          Officer and Director

     Gary J. Kovner. Mr. Kovner is the founder of Home Financing Centers, Inc. which has been in business since 1993. Prior to founding the Company, Mr. Kovner represented several of the top mortgage lending institutions in the Country. Mr. Kovner is a member of the National Association of Mortgage Brokers, Massachusetts Mortgage Association, New York Association of Mortgage Brokers and the Massachusetts Mortgage Bankers Association. Mr. Kovner received the 1997 "Leaders Making a Difference" award given by Banker & Tradesman, the Real Estate, Banking and Commercial Weekly for Massachusetts. Mr. Kovner earned a B.A. degree from the University of Massachusetts in 1980 and has been featured in many news articles and publications concerning the Mortgage Industry.

     To the Company's knowledge and based solely on a review of such materials as are required by the Securities and Exchange Commission, Mr. Kovner has not timely filed all forms and reports required to be filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (a)  Certain Beneficial Owners of Common Stock

      None

     (b)  Security Ownership of Management of Common Stock

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL   PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER                OWNER       OF CLASS
            ------------------------------------              ----------   ----------

Gary J. Kovner..............................................  13,000,000      73%
Directors and Executive Officers as a Group.................  13,000,000      73%

                           DESCRIPTION OF SECURITIES

     The following statements with respect to the Company's Common Stock describe the material terms but are subject to the detailed provisions of the Company's Certificate of Incorporation, and by-laws, as amended. These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Certificate of Incorporation and by-laws, which are incorporated by reference in this Prospectus.

     The Company is authorized to issue 50 million shares of Common stock, $0.01 par value per share, of which 17,802,124 shares of Common Stock were issued as of July 31, 2000. The Company is also authorized to issue 2,000,000 shares of Convertible Preferred Stock of which 1,615 is currently issued and outstanding.

     Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election. Holders of Common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore.

     Holders of Common stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Commons Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Common stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors.

     The Certificate of Incorporation of the Company provides that directors of the Company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law. The By-laws of the Company provide for indemnification of the officers and directors of the Company to the full extent permitted by Nevada law.

     The transfer agent and registrar for the Common Stock is The Nevada Agency and Trust Company, 50 West Liberty Street, Bank of America Plaza, Suite 880, Reno, Nevada 89501.

                              EXPERTS AND COUNSEL

LEGAL MATTERS

     Certain legal matters with respect to the offering of the Shares will be passed upon for the Company by Falcone & Curd LLP.

EXPERTS

     The consolidated financial statements and financial statement scheduled of the Company included or incorporated by reference in this Prospectus and elsewhere in the Registration Statement for year ended 1999 and 1998 have been included or incorporated herein in reliance on the report of Cerasi, Kraus & Associates, Inc., independent accountants, given on the authority of that firm as experts in accounting and auditing.

INTEREST IN NAMED EXPERTS AND COUNSEL

     No expert or counsel to the Company, hired on a contingent basis, will receive a direct or indirect interest in the Company or is acting as a promoter, underwriter, voting trustee, director, officer, or employee, of the Company.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          DESCRIPTION OF THE BUSINESS

OVERVIEW

     Home Financing Centers, Inc. is emerging as a leading Internet destination site for homeowners and home buyers. We provide our customers with a fundamentally better way to purchase and finance their most significant asset, their home. We create empowered homeowners by providing convenient online access to a wide selection of mortgages from leading lenders, information, and informative tools and content. We hope to provide a broad range of services around the home ownership experience, as opposed to focusing solely on the mortgage transaction. We deliver these services to consumers through a variety of direct and third-party channels to enable the broadest possible group of homeowners and prospective homeowners to transact their business online.

     The Company currently operates a leading Internet site (www.hfci.com) which provides on line access to a wide selection of mortgages and information geared toward the homeowner and home buyer. The Company provides a wide range of services to consumers through direct and third party channels in an effort to attract the largest number of consumers in connection with buying, selling or refinancing of residential property. Specifically, the Company reaches its customer base through its web site, and its relationships with Realtors, mortgage brokers, financial institutions, home builders, employers and relocation specialists. The Company believes that by providing a wide variety of services through its multi-channel, business to consumer strategy, it has positioned itself to reach the broadest audience and has distinguished itself in the residential home buying market.

     Mr. Gary J. Kovner, the Chief Executive Officer of the Company, founded Home Financing Centers, Inc., a Massachusetts company, in 1993 as a traditional mortgage broker. In 1996, the Company launched its website and Internet based business. Effective January 13, 2000, Home Financing Centers, Inc., merged with our company, then operating under the name of Kentex Energy Inc. At the time of the merger, we changed our name to Home Financing Centers, Inc. Thereafter, we entered into a stock exchange agreement, dated April 26, 2000, with MAS Acquisition X Corp., an Indiana corporation ("MAS") which is a reporting company under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with Section 12g-3(a) of the Rules of the Exchange Act, the Company became the successor issuer to MAS and has elected to report under the Act effective May 16, 2000. For more information regarding this transactions, see "Recent Transactions of the Company" in this section of the Prospectus.

INDUSTRY BACKGROUND

  The Internet

     The Internet has emerged as a significant global medium for communications and commerce. We expect that the online mortgage market will benefit from the growth in Internet users and commerce. According to Forrester Research, the online mortgage market in the United States is expected to grow from $18.7 billion in 1999, or approximately 1.5% of the total U.S. mortgage originations market, to over $91.2 billion in 2003, representing approximately 10% of the total U.S. originations market. This trend is similar to the growing acceptance of other online financial services such as stock brokerages, where 25% of retail stock trades in 1998 were executed online, up from 10% the previous year.

THE REAL ESTATE INDUSTRY

     The real estate industry accounts for approximately 15% of the gross domestic product of the United States. Home ownership in the United States is at record levels, with approximately 69.3% of households owning homes in 1998 according to Fannie Mae. Fannie Mae also forecasts that sales of new and existing homes will reach 5.65 million in 2000. Home sales consist of two major types of transactions: the construction and sale of new homes by homebuilders, and the resale of existing residential properties by their owners.

     Sales of new single-family homes reached a record high in 1998 of 885,000 homes according to Fannie Mae. The homebuilding industry is highly fragmented, and while the market share of the nation's largest builders has been increasing, the majority of homes are built by smaller regional builders. Many of the largest builders provide a range of ancillary services, such as mortgage, title insurance, and escrow services to their home buyers.

     Sales of existing homes have averaged 4.5 million homes per year over the last 3 years. Most buyers and sellers of existing homes use the services of a licensed real estate professional, or Realtor. There are over 700,000 active Realtors in the United States, most of whom work as independent contractors for real estate brokerage firms. Many of these firms are independent firms and brands, but there has been growing trend towards franchising, including national brands such as RE/MAX and Century21. Many brokers have responded to increased competitive pressures by providing ancillary services, such as mortgage, title insurance and escrow services to improve their margins. Realtors also share home listing information through approximately 800 regional multiple listing services, which are increasingly available through the web. In addition, many households relocate with the assistance of a corporate relocation program. These programs are either managed in-house by the corporation or by an outside specialist. Often these specialists select and manage the real estate professionals and other service providers involved in the relocation.

     Homeowners typically need a comprehensive set of after-market and ancillary services, including products such as title insurance and appraisal services, additional related services such as home warranty products and fire insurance, and other products including home improvement and home equity loans. There is a significant number of ancillary service providers in this highly-fragmented market.

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THE MORTGAGE INDUSTRY

     There was approximately $5 trillion in residential mortgage debt outstanding in 1998. The overall market for new mortgage originations in the United States averaged more than $960 billion annually from 1993 to 1998. This market has two distinct segments that can be broadly categorized into (1) a growing market for purchase originations that has grown at an average annual rate of 15% from 1993 to 1998, according to the Mortgage Bankers Association Purchase Mortgage Index, and (2) a more cyclical and interest-rate sensitive market for refinance products. Because of favorable interest rates and an economic environment favoring refinances in 1998, the overall market for mortgage originations was approximately $1.5 trillion.

     Freddie Mac economists have forecasted that total mortgage originations will come in lower this year, at approximately $1.034 trillion, the third best year on record despite a decrease of approximately 21.4% from 1999 when originations totaled approximately $1.3 trillion. This strong trend is attributable to strong economic growth, a continuation of the strong housing market and favorable mortgage rates, despite recent increases in the rates by the Federal Reserve.

     Historically, most mortgages were originated by local banks. As the capital markets have increasingly been willing to securitize mortgage assets and as interstate banking has allowed the largest banks to grow nationally, the traditional mortgage origination market has split into two types of originators: large, national mortgage banks and smaller local mortgage originators. Many large mortgage banks have continued to grow their direct origination capabilities, but have also developed wholesale or correspondent channels to aggregate loans originated by local mortgage originators. The increasing demand for mortgage loans by large mortgage banks and secondary markets has enabled the dramatic growth of mortgage brokers. These mortgage brokers accounted for an estimated 70% market share of mortgage originations in 1998 according to the Wholesale Access Report. We believe there is no traditional multi-lender mortgage broker that operates nationally and enjoys a highly recognized consumer brand. In addition, no mortgage originator had more than a 4% share of total U.S. retail mortgage originations in 1998.

     Some of these traditional mortgage originators have created Internet offerings to promote and sell their loans directly online as an alternative to the traditional process. These offerings tend to be limited in that they generally do not provide a choice of lenders or comparison of products to the consumer. Further, such offerings often fail to provide the consumer with a range of self-service tools that allow them to conveniently shop for and apply for a mortgage online, but tend to simply provide contact and other information about the traditional mortgage originator. Additionally, launching an Internet offering may involve significant channel conflict issues for traditional mortgage industry participants, as they may be unable or unwilling to compete with prices available online or to promote online loan processing services that might undermine their existing business. Further, they may be unable or unwilling to make the significant investments required to successfully build an online offering.

     A number of companies have created websites that offer a selection of multiple lenders. However, many of these websites simply refer customers to their chosen lender for processing. Accordingly, these companies have difficulty ensuring consistent and superior service delivery. Since commissioned loan agents are typically involved in these transactions, these companies are often unable to substantially reduce the costs to the consumer of securing a mortgage. Moreover, companies that do offer transaction fulfillment typically focus narrowly on the mortgage transaction.

LIMITATIONS OF THE CONVENTIONAL HOME BUYING PROCESS

     The information flow in the traditional home buying process is decentralized, causing each buyer to make decisions and monitor the status of the process by personally consolidating information from other sources. This presents significant challenges for consumers and the industry as a whole.

     Issues for Consumers. Buying a home has traditionally been a confusing and time-intensive process, characterized by high transaction costs. Once a home buyer finds a suitable home, he or she is faced with the complex process of obtaining a mortgage and satisfying closing conditions. This process is paper-intensive and frustrating, particularly for first-time home buyers. The complexity of this process often compels prospective

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home buyers to seek assistance from real estate agents and mortgage brokers, who may have inconsistent levels of expertise. We believe this process leaves many consumers feeling:

     -  uncertain that they are receiving unbiased advice;

     -  skeptical that rates initially quoted will ultimately be available;

     -  intimidated by the number and variety of mortgage products available;

     -  frustrated with the amount and types of fees they are required to pay;
        and

     - overwhelmed by the substantial time and effort and the vast amount of information that must be processed in order to get a mortgage loan.

     Issues for Mortgage Brokers. A typical mortgage broker has relationships with a limited number of lenders and transacts a substantial portion of his or her business by phone and facsimile. The mortgage broker must compare rates from multiple sources, collate the data, differentiate the various offerings and then provide that information to consumers, and often lacks software productivity tools that would enable them to do this more efficiently. Not surprisingly, most mortgage brokers do not have a website that aggregates information and makes that information available in a convenient and efficient manner to the consumer.

     Issues for the Mortgage Industry. Traditional mortgage companies generally rely on branch offices and legacy systems. Therefore, we believe they have not experienced cost reductions to the same extent as companies in the banking and stock brokerage industries. Prior to the introduction of Internet mortgage offerings featuring reduced brokerage fees, there had been less pressure on the industry to cut costs and operate more efficiently. Some industry participants may not have the financial or other resources necessary to respond to these challenges.

THE HFCI SOLUTION

     The primary objective of the Company is to become the leading provider of online content and e-commerce services for homeowners and prospective homeowners. We intend to achieve this objective by growing our customer base and capitalizing on the full range of market opportunities through the following strategic initiatives:

     - Developing a leading brand as a provider of online content and e-commerce services for homeowners and home buyers through advertising, co-branding partnerships and promotions using both the Internet and traditional off line media;

     - Expanding third party channels to increase revenues and purchase (as opposed to refinance) mortgage originations by extending our technology infrastructure to all parties who traditionally participate in home purchases, including real estate agents, home builders, relocation companies and mortgage brokers,

     - Enhancing our core mortgage services and expanding mortgage offerings by more efficiently accessing and interfacing with the capital markets and adding product lines such as sub prime mortgages, home equity credit lines and construction loans.

     - Maintaining a commitment to customer service by offering value-added self service tools such as online loan status updates that empower customers to make informed decisions and by continually improving our customer service both online and offline through state of the art management center.

     - Delivering a more integrated home ownership experience by extending and monetizing customer relationships by providing related products and services, such as title insurance, appraisal, home insurance, moving and home improvement services.

     We provide our customers with a fundamentally better way to finance the purchase of their most significant asset, their home. We create empowered homeowners by providing them with convenient, direct access to a wide selection of mortgages from leading lenders and informative tools and content. Additionally,

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we provide the consumer with telephone support from our staff to further assist the consumer in navigating the mortgage process.

     Benefits to Consumers. Relative to traditional service offerings, we offer consumers a significantly better service offering that combines a cheaper, faster and easier transaction experience with content, tools and personalization features to create a comprehensive and compelling approach to home ownership.

     Product Selection and Cost Savings. Consumers can apply for a mortgage from a selection of competitively-priced national and regional lenders, 24 hours per day, seven days a week. Each customer can enter individualized criteria and receive a choice of mortgage options ranked by cost. We typically offer the consumer cost savings that are 50% lower than the origination fees charged by most mortgage brokers and lenders. We are streamlining the mortgage process by leveraging the electronic communication capabilities of the Internet and by automating our back-end mortgage processing and access to the capital markets. We believe this will allow us to deliver mortgages at a significantly lower cost to the customer than traditional services and, as a result, to maintain and potentially increase the consumer's cost savings.

     Compelling Content and Guidance. We empower the consumer with a range of informative and compelling content that enables them to make informed decisions regarding their home purchase and mortgage financing. For example, our Helpful Resources page provides the consumer with helpful information regarding the financing process.

     Superior Customer Service. Our goal throughout the mortgage experience is to effectively combine exceptional customer service with leading edge technology to provide a superior customer experience. In contrast to many websites that refer customers to third-party lenders, we believe that providing complete transaction processing and controlling the entire customer service experience is the best way to provide a consistently high level of service quality. Our customer service experience involves:

     -  assigning dedicated personnel with specific regional expertise;

     - providing a selection of methods by which customers may submit their loan application;

     - allowing customers to determine the level and means of communication, including website, email, facsimile, telephone or overnight delivery; and

     - ensuring continuous service improvement by surveying each customer's experience and by tying compensation of loan processing personnel directly to consumer feedback.

     Benefits to Financial Institutions. Most financial institutions need an efficient vehicle for acquiring loan assets. We offer a new, low-cost distribution channel that makes it easier for lenders to broaden their geographic reach, disperse their risk and reduce transaction costs by streamlining the loan closing process. Additionally, we provide lenders with dynamic pricing flexibility and online brand exposure.

     In addition, for those financial institutions that wish to provide their customers with a full suite of consumer financial services, but who do not have, or do not wish to invest in, the development of mortgage capabilities, we provide an efficient way to provide a high-quality Internet-based service to their customers.

STRATEGY

     Our objective is to be the leading provider of online content and electronic commerce services for homeowners and prospective homeowners. We intend to offer a comprehensive and compelling approach to home ownership that combines a cheaper, faster and easier transaction experience with content, tools and personalized features. Our strategy to achieve this objective includes the following initiatives:

     Develop a Leading Online Brand. We intend to develop a leading online brand targeting homeowners and home buyers through aggressive advertising, using both the Internet and traditional off-line media. In the future, we hope to build the HFCI brand around the complete home ownership experience, rather than around the specific mortgage financing event. Over time, we believe this branding strategy will enable us to reach the broadest range of consumers with the broadest set of products and services. To develop our brand, we intend to

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use a mix of off-line media including print media, radio spots and television advertisements, as well as aggressive public relations efforts.

     Expand Third-Party Channels. We plan to continue to grow our customer base and purchase (as opposed to refinance) mortgage originations by extending our technology infrastructure to all parties who traditionally participate in the home purchase process, including real estate agents, home builders, relocation companies and mortgage brokers. These third-party channels enable us to reach and, ultimately, Internet-enable the vast majority of the mortgage market which is currently transacted through brokers and other business-to-business channels.

     Increase Purchase Mortgage Originations. We believe that the combination of compelling content for early-stage home buyers, lead-generating offline relationships and quality services for real estate professionals will result in ongoing increases in our purchase mortgage originations, and we intend to continue to invest in these areas. Over the past five years, purchase mortgage originations have shown positive growth each year, whereas refinancing originations have experienced wide swings in volume due to interest rate fluctuations and economic downturns.

     Enhance Our Mortgage Services. We intend to enhance our access to the capital markets to further improve our competitive advantage on price, selection and service. We currently offer mortgage products from 37 lenders, and we intend to selectively extend the geographic reach and the number of lenders we offer as part of our service offering. We believe that proactively managing our lender relationships ensures that we will be able to offer our customers not only the highest possible levels of service but also the ability to achieve the best possible pricing through volume discounts, internal economies of scale and tighter technical integration with the lender. We do not believe that simply adding more lenders achieves the same benefit. In addition, we are pursuing opportunities to increase the range of customers with whom we do business by expanding or adding product lines such as sub-prime mortgages, home equity credit lines and construction loans.

     Maintain Our Quality Customer Service. We believe that providing superior customer service is crucial to our success in the home ownership market. We will continue to invest in customer service by committing to consumer choice in the service process, providing exceptional service delivery and continuously improving our service through established channels of customer feedback. We use our technology platform to offer online tools that empower our customers to make informed decisions throughout the home buying and mortgage process.

     Extend and Monetize Our Customer Relationships. We believe that we have the ability to transform what have traditionally been isolated transactions into long-term, mutually beneficial relationships. We intend to solidify our ongoing relationships with our customers, by enhancing our content and tools to create an increasingly integrated home ownership experience. We also believe that there are large revenue opportunities in these relationships, and we anticipate generating revenues from three types of services: (1) settlement services, such as title insurance and appraisal, related to the closing of a transaction; (2) home-related services, such as home warranty products and fire insurance, which we can offer to our customers at the time of a mortgage transaction; and (3) other products and services that extend well into the home ownership life cycle, such as home improvement services and home equity loans. We intend to create targeted advertising, sponsorship and e-commerce offerings to derive greater revenues from our targeted user base.

THE HFCI.COM CUSTOMER EXPERIENCE

     When a customer accesses our website, we have presented an easy and efficient way for visitors to begin the mortgage application process. Our site provides a main toolbar across the top of each page listing five options open to a visitor:

     - Apply for a
Mortgage:                    Allows potential borrowers to obtain loan
                             applications on line or obtain applications.

     - Mortgage Advisor:     A page which sets forth frequently asked questions
                             and answers concerning the mortgage process. There is also a helpful resources link which takes visitors to a page which provides news from www.MortgageCommentary.com, an on-line information source for rate

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                             and bond market trends and other services, access
                             to credit reports via Qscape and 17 mortgage calculators.

     - Loan Programs:        Outlines the different loan programs which we
                             offer.

     - Helpful Resources:    Providing information and helpful links to assist a
                             potential borrower in answering frequently asked questions and to obtain other information.

     - Our Company:          Provides information about our company and where a
                             visitor can obtain additional information about us.

     We also post a rundown of the day's mortgage rates. We believe that all the preliminary information needed by a potential borrower is accessible on our home page.

     If a visitor is unsure he or she wants to apply right away, our site addresses these concerns by allowing a visitor to click on "How do you know what loan is right for you?". The site then follows up with a series of common questions on the mortgage process. We also provide a link to frequently asked questions to further assist a potential borrower with his or her decision. We also provide access to our loan specialists throughout the process to assist a potential borrower throughout the entire borrowing process and ways in which a prospective borrower can obtain status reports on any application which may be pending.

MARKETING AND DISTRIBUTION

     Our marketing strategy is to aggressively increase our customer base by building the HFCI brand into a widely recognized and accepted consumer name. We intend to build brand awareness and drive user traffic to our website by expanding our marketing efforts through continued promotion on the Internet and through offline media such as television, radio and printed publications nationwide.

     As part of our strategy to increase online purchase mortgages, we will focus a large portion of our marketing budget on home buying consumers. We intend to promote our website directly to real estate agents and brokers through direct mail, print advertisements, trade shows and other real estate industry events.

     In addition, we have a strategic focus on marketing through third-party channels to reach customers who might not otherwise use an online service. These third-party channels tend to be traditional, brick-and- mortar players in the real estate arena to whom we can provide a tailored online mortgage experience in return for their direction of customer leads to HFCI. To further facilitate this end, we intend to open satellite locations in strategic areas in the United States to expand the Company's reach into various residential markets.

CUSTOMER SERVICE

     Our goal throughout the mortgage process is to effectively combine exceptional customer service with leading-edge technology to provide a superior customer experience. Each customer is assigned to dedicated personnel, with specific regional expertise, to support his or her transaction and ensure a positive home buying experience. Our customers have access to their representatives through the phone, email, fax or mail.

     We operate a sales and processing center in Swampscott, Massachusetts. We have staff available on extended hours, 6 days per week, and we intend to increase our coverage until we have staff available 24 hours a day, 7 days a week, in response to increasing customer demand.

     As a result of our continued investment in our proprietary technology platform and workflow planning, we believe that we will be able to deliver a superior customer service experience. We maintain an efficient and scalable customer service environment relative to both traditional mortgage originators and other online mortgage companies.

MORTGAGE BANKING AND CAPITAL MARKETS

     The Company's revenues are derived from the brokering of loans and the origination and sale of loans. Brokered loans are funded directly through lending partners of the Company. Therefore, the Company does not acquire title to such loans at any time during the mortgage lending process. Brokerage revenues are
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comprised of a mark up to the lending partner's loan price and processing and credit reporting fees which are paid upon the closing of the mortgage loan. Originated and sold loans are loans that are funded through the Company's warehouse lines of credit and sold to mortgage loan purchasers. Loan origination and sale revenues consist of proceeds in excess of the carrying value of the loan, origination fees less direct origination costs and processing fees. The Company earns additional revenues from its loan origination and sale operations as compared to brokered loan operations because the sale of loans includes a service release premium.

     We intend to enhance our access to the capital markets to further improve our competitive advantage on price, selection and service. We currently offer mortgage products from 37 lenders nationwide, and we intend to selectively extend the geographic reach and the number of lenders we offer as part of our service offering. We believe that offering a greater quantity of lenders does not necessarily lead to greater quality for our customers. By proactively managing our lender relationships we believe that we will be able to offer our customers not only the highest possible levels of service, but also the ability to achieve the best possible pricing through volume discounts, internal scale economies and tighter technical integration. In addition, we intend to pursue opportunities to increase the range of customers with whom we do business by expanding or adding product lines such as sub-prime mortgages, home equity credit lines and construction loans.

MORTGAGE BANKING

     The mortgage banking industry involves primarily two businesses: origination and servicing. The origination business involves taking a loan application, gathering and evaluating the relevant credit, down payment and property information to make a loan decision, then providing funds to close, and delivering the loan to the end investor in the secondary market. Servicing a loan occurs after the loan has been made and involves collecting principal and interest payments, assuring that adequate insurance is maintained on the property, handling prepayment collections and handling foreclosures.

     We are currently licensed or otherwise eligible to engage in mortgage finance activities as a mortgage broker in 2 states, New York and Massachusetts. We currently have licensing applications pending in 5 additional states: New Hampshire, Connecticut, Rhode Island, Maine and Vermont. We hope, as our business expands to eventually become licensed in all 50 states.

     We fund loans from our warehouse credit line of $1,000,000.00 provided by Warehouse Lending of America, Inc. This line may be used to fund loans for a short period of time while we package the loans for sale to our customers' chosen lenders.

SALE OF LOANS AND SERVICING RIGHTS

     We intend to sell the loans we fund, typically within 30 days of origination, rather than hold them for investment. We currently sell our loans to our customers' chosen lenders.

     We do not currently retain the rights to service the mortgages we originate and sell. We transfer the servicing to the customer's chosen lender when we sell the loan. In the future, we may elect to sell a loan directly to an end investor, such as Freddie Mac or Fannie Mae, and concurrently transfer the servicing to the lender chosen by the customer. In the future, we may choose to retain the servicing on some loans, or to sub-service the loan on behalf of the chosen lender or investor. Such a strategy would provide us with new opportunities for additional, stable revenue streams, but would also subject us to additional risks.

     We attempt to limit our exposure to certain risks related to lending by delivering, selling or swapping loans to others. The lenders to whom we sell our customers' mortgages subject us to general representations and warranties contained in our selling agreements with these lenders. These representations and warranties may require us to repurchase loans if an early payment default occurs, an underwriting defect exists or other material defects exist. We reduce our repurchase risk through our extensive use of automated underwriting systems available through Fannie Mae and Freddie Mac and our loan quality control process. To further reduce the risks related to loans to customers with less-than-perfect credit, we fund these loans only with a firm approval from the end lender or investor.

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APPROACH TO RISK MANAGEMENT

     Our current approach to risk management is to limit the level of risk to which we are exposed as a mortgage broker or banker. When we fund loans, we potentially subject ourselves to interest rate risk on mortgages that we originate and close prior to delivery of these loans to the customers' chosen lenders. Interest rate risk results from price changes in market interest rates which impact the value of loans that we are obligated to fund. If interest rates rise, the value of loans we are obligated to fund declines. If interest rates decline, the borrower may decide not to accept our commitment to fund their loan. We currently reduce our interest rate exposure by selling loans to the customers' chosen lenders in a "best efforts" delivery. In a "best efforts" delivery, a customer's rate on a mortgage is locked with their chosen lender at the same time the borrower requests a rate lock. We are committed to the lender to deliver that loan for purchase if we actually fund the loan. If we do not fund the loan, we have no obligation to deliver a loan to the lender and have no exposure to interest rate risk.

     In the future, we may elect to increase our revenue opportunities, and correspondingly increase our risk, by switching to an approach of mandatory delivery of loans to investors. Under mandatory delivery, we can elect to lock the interest rate on a customer's mortgage with an investor of our choice and pay a penalty fee if we fail to deliver the loan by the commitment expiration date.

QUALITY CONTROL

     We have developed loan quality control policies and procedures to monitor and report on the quality and accuracy of our loan origination efforts. For example, Every tenth loan that is closed is audited by the Quality Control department of our staff. We employ experienced staff to monitor loan quality and have developed a sampling process that we believe meets Fannie Mae's and Freddie Mac's requirements for quality control plans. Our staff uses specific audit procedures to detect, analyze and correct discrepancies in our processes. Our senior management and staff meets weekly to review the results of quality control inspections, changes in lender and agency programs and guidelines, as well as other topics relevant to our continues reviews.

GOVERNMENT REGULATION

     The residential mortgage financing business is highly regulated. Our business is subject to extensive and complex rules and regulations of, and examinations by, various federal, state and local government authorities and government sponsored enterprises, including the Department of Housing and Urban Development (HUD), the Federal Housing Administration, the Veteran's Administration, Fannie Mae, Freddie Mac, Ginnie Mae and various state regulatory authorities. These rules and regulations impose obligations and restrictions on our loan origination and credit activities, including the processing, underwriting, making, selling, securitizing and servicing of mortgage loans.

     Our lending activities also are subject to various federal laws, including the Federal Truth-in-Lending Act and Regulation Z thereunder (TILA), the Home ownership and Equity Protection Act of 1994, the Federal Equal Credit Opportunity Act and Regulation B thereunder (ECOA), the Fair Credit Reporting Act of 1970 (FCRA), the Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder (RESPA), the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C thereunder (HMDA) and the Federal Debt Collection Practices Act, as well as other federal statutes and regulations affecting our activities. Our loan origination activities also are subject to the laws and regulations of each of the states in which we conduct our activities.

     Under TILA, lenders are required to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. These disclosures include providing the annual percentage rate, monthly payment amount and total amount financed, plus certain disclosures concerning alternative mortgage transactions. In addition, TILA gives borrowers, among other things, the right to rescind loan transactions in certain circumstances if the lender fails to provide the requisite disclosure.

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

     Under the Fair Housing Act and ECOA, creditors are prohibited from discriminating against applicants on the basis of race, color, sex, age, religion, national origin or marital status. The regulations under ECOA also restrict creditors from requesting certain types of information from loan applicants. FCRA requires lenders to supply applicants with certain information, often referred to as an "adverse action notice," when the lender denies the applicants' request for credit.

     RESPA requires certain disclosures, including a good faith estimate of closing costs and fees, as well as mortgage servicing transfer practices. RESPA also prohibits the payment or receipt of kickbacks or referral fees, fee shares or splits, or unearned fees in connection with the provision of real estate settlement services. It is a common practice for online mortgage companies to enter into advertising, marketing and distribution arrangements with other Internet companies and websites whereby the mortgage companies pay the Internet companies fees for such advertising, marketing and distribution services and other goods and facilities based on the number of click-throughs, completed loan applications or closed loans derived from such arrangements. The applicability of RESPA's referral fee prohibitions to the compensation provisions of these arrangements is unclear and the Department of Housing and Urban Development has provided no guidance to date on the subject. Although we believe that we have structured our relationships with Internet advertisers to ensure compliance with RESPA, some level of risk is inherent absent amendments to the law or regulations, or clarification from regulators.

TECHNOLOGY

     Applications. We host a wide variety of home-related applications, including advice about the home buying process, home loan rate searches and the ability to submit an online loan application. Several of these applications support a subscription customer base that includes daily interest rate alerts, and refinance recommendation alerts. Our web applications are all server-side applications requiring little or no special consumer hardware or software.

     Security. We use internally-developed systems for transaction processing to maximize security. We believe that we provide a secure solution and intend to continue to lead the industry in the safekeeping of customer data. We follow a daily routine of tape backup. Our tape backups are stored off-site.

COMPETITION

     The market for web-based services is highly competitive and there are no substantial barriers to entry, making it possible for new competitors to proliferate rapidly. In addition, many of our existing and potential competitors have longer operating histories in the traditional mortgage and Internet markets, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. We believe competition takes place on many levels, including pricing, convenience in obtaining mortgage loans, breadth of product offerings and lending sources, customer service, marketing and brand awareness. Currently, the Company's principal competitors include:

     -  traditional lenders and mortgage brokers with no online presence;

     - traditional lenders and brokers that offer access to their mortgage products over the Internet.

     In addition, we compete with a variety of websites for customer awareness and Internet traffic, some of which are also our partners and all of which compete with us for awareness, including:

     - websites that provide access to real estate-related content and services, including mortgage calculators and information on the home buying process and which generate leads for mortgage providers, including Priceline.com (PCLN), Lending Tree (TREE) and Microsoft's HomeAdvisor (MSFT)

     - websites that offer real estate listings and related services, such as Realtor.com, RealEstate.com, Homes.com, Homestore.com and Microsoft's HomeAdvisor;

     - general purpose consumer websites such as AltaVista, Excite@Home (ATHM), Lycos (LCOS), GO.COM (GO) and Yahoo! (YHOO) that offer real estate-related content;

     -  newspapers and magazines that advertise real estate listings; and

     - other financial institutions that are partnering with mortgage brokers to offer related services, such as DLJ Direct (DIR), E*Trade (EGRP) and Charles Schwab (SCH).

     Studies show that traditional mortgage brokers are dragging their feet when it comes to the Internet. The race, however, is well underway. Consumers are suddenly up-for-grabs and winning the race means being the first to get to them. If traditional brokers hope to maintain their loyal clients, they must be online, with a competitive web site, or consumers will simply go with the competition. It will be discovered that the Internet is the perfect vehicle to market home mortgages. No inventory, no deliveries, little overhead, and nothing more than a conduit for needed and valuable information.

     We believe the value of Internet mortgage originations in the years to come will be staggering. Estimates from various sources put Internet sales in the billion to trillion dollar stratosphere in just a few years. The mortgage industry has caught on to the Internet faster than most other industries. There are approximately twenty major national players vying for this net business. The most successful will be what we call "clicks and bricks" operations, strong Internet presence with local offices. This is the philosophy that we intend to follow. We feel that there is no downside to originating loans online. When a consumer is ready to talk to a live person, we have trained and educated loan officers available for immediate consultation. Because HFCI has a low overhead and operates from only one location, we can offer lower mortgage rates than our competition.

TRANSACTIONS RELATING TO THE COMPANY

     The Company was incorporated in Nevada in 1968 under the name Arizona-Nevada Gold-Copper and Silver Mining Company. On June 4, 1998, we changed our name to Kentex Energy, Inc. Until merging with Home Financing Centers, Inc. a Massachusetts company in January 2000, we did not conduct any significant operations.

     On January 5, 2000, we entered into a Plan and Agreement of Reorganization (the "Merger Agreement") with Home Financing Centers, Inc., a Massachusetts company, which was operating the business described in this prospectus.. Immediately prior to entering into the Merger Agreement, we changed our name to "Home Financing Centers, Inc." Pursuant to the Merger Agreement, we issued 13,000,000 of our common stock in exchange for all of the issued and outstanding shares of Home Financing Centers, Inc., a Massachusetts company. Upon the consummation of the transaction on January 13, 2000, we acquired and began operating the business described in this prospectus.

     On April 26, 2000, we entered into an agreement with MAS Capital, Inc. to exchange approximately 96.83% of shares in MAS Acquisition X Corp., an Indiana company ("MAS") which was a reporting company under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), in exchange for 315,000 shares of our company. Under Section 12g-3(a) of the Rules of the Exchange Act, we are permitted and we elected to become a successor issuer to MAS and continue to file public reports under the Exchange Act effective May 16, 2000.

     In addition to our warehouse lending agreement, we also have two credit lines: $75,000 with the Beverly National Bank and $50,000 with Marblehead Savings Bank.

RECENT DEVELOPMENTS

     The Company has acquired the rights to use for perpetuity the highly desirable toll-free number 1-877-MYNEWLOAN from Handy Music, Inc. of Wilmington, MA. The purchase price was $35,000.00. As part of the package, a studio engineered jingle for TV and Radio was produced for the Company's use. The Company also owns the following domain names to be used for marketing and promotional purposes: www.homefinancingcenters.com, www.hfci.com, www.1877mynewloan.com, www.imortgage2000.com, www.zerodownmortgages.com, www.2hourloanapproval.com, www.1800hfci.com, www.thebestmortgagecompany.com, www.thebestmortgagebrokers.com, www.businessfinancingcenters.com.

EMPLOYEES

     The Company currently employs approximately 15 persons at its headquarters who provide services with respect to processing and originating loans brokered or originated by the Company. As the Company's business expands into additional markets, the Company will seek to open additional offices and expand its work force accordingly. All Internet and administrative services other than those provided by its current employees are performed by consultants.

FACILITIES

     Our headquarters are currently located in a leased facility in Swampscott, Massachusetts. consisting of approximately 1,568 square feet of office space in a single building.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are emerging as a leading Internet destination site for homeowners and home buyers, providing a fundamentally better way to finance the purchase of a home. We are engaged in the brokerage, origination and sale of mortgage loans secured by residential real estate.

     We were incorporated in Massachusetts in 1993 and merged with Kentex Energy, Inc. in January 2000. We began offering online services in 1996 and first derived revenues as an online mortgage broker in 1996.

     We derive our transactions revenues primarily from the brokering of home loans. We charge a fixed processing fee, a credit report fee and a markup on the lender's loan price. We recognize revenues when the loan is closed, at which time we are paid by the lender. Additionally, we also derive revenues from origination and sale of loans. Originated and sold loans are loans that are funded through our own warehouse lines of credit and sold to mortgage loan purchasers. Loan origination and sale of revenues consist of proceeds in excess of the carrying value of the loan, origination fees less certain direct origination costs, and processing fees. We earn additional revenue from loan origination and sale operations as compared to brokered loan operations because the sale of loans includes a service release premium.

     To date, we have generated transactions revenues through our consumer-direct channel. We reach customers online and offline through television, radio and print media, as well as or relationship which other real estate professionals. We intend to aggressively expand into other market channels, including Realtors, home builders, financial institutions, mortgage brokers and relocation specialists. We hope to derive mortgage fees and other revenues from these channels in the future.

     We also derive revenues from mortgage banking operations. Our revenues from these operations consist of proceeds in excess of the carrying value of the loan, origination fees less certain direct origination costs, other processing fees and interest paid by borrowers on loans that we hold for sale. These revenues are recognized at the time the loan is sold. We hope to increase our revenues per loan from our mortgage banking operations as compared to our existing brokerage loan operations.

     Since inception, we have relied solely on the expertise of Gary J. Kovner, the Chief Executive Officer and sole director of the Company. We have a limited operating history upon which investors may evaluate our business and prospects. We intend to expend significant financial and management resources on developing additional products and services, increasing marketing activities, improving our technologies and expanding our operations. As a result, we expect to incur losses and negative cash flow for the foreseeable future. Our revenues may not increase or even continue at their current levels, and we may not achieve or maintain profitability or generate cash from operations in future periods. Our prospects should be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.

THREE MONTHS ENDED JUNE 30, 2000, COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     Revenues. Total revenues increased by $46,705 to $77,478 for the three months ended June 30, 2000 from $30,773 for the three months ended March 31, 2000. The increase in total revenues primarily resulted from an increase in transaction revenues due to a higher number of closed loans in the second quarter.

     Operations. Our operations expenses primarily consist of the cost of closing loans, including obtaining title and credit reports, appraisals, document shipping and handling and other expenses associated with loan closings. Operations expenses decreased $1,817 to $17,740 for the three months ended June 30, 2000 from $19,557 for the three months ended March 31, 2000.

     Sales and Marketing/General and Administrative Expenses. Our general and administrative expenses primarily consist of compensation and benefits for finance, administrative and human resources personnel, fees for professional advisors and rent and other overhead. General and administrative expenses increased $98,105 to $191,204 for the three months ended June 30, 2000 from $93,099 for the three months ended March 31, 2000. We experienced an increase in the second quarter because of the substantial commitment in the second quarter to a major newspaper and radio advertising campaign and the purchase of a highly desirable toll-free telephone number and radio jingle, enhancement of our website, sales and marketing and higher occupancy costs related to an increase in the square footage leased at our corporate headquarters in Swampscott, Massachusetts. We anticipate that selling and marketing expenses will increase as we hire additional marketing personnel and increase expenditures for promotion and marketing.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Total revenues decreased by $36,993 to $547,148 in 1999 from $584,141 in 1998. The decrease in total revenues was primarily the result of decreased transactions revenues due to a lower number of closed loans.

     Operations. Operations expenses, which includes costs of closing loans, decreased $22,419 to $117,051 in 1999 from $139,470 in 1998. This decrease was primarily attributable to a decrease in the costs of credit reports and house appraisals and other services utilized in closing loans due to increased efficiency in technology and competition in the industry.

     Sales and Marketing/General and Administrative Expenses. General Administrative Expenses, which includes sales and marketing expenses, increased $32,211 to $329,751 in 1999 from $297,540 in 1998. This increase was attributable to a combination of factors, including, increase in administrative salaries, additional insurance expenses, and sales and marketing activities. During 1999, we also upgraded our website and began hiring additional personnel. We expect that operations expenses will increase in the future as we hire additional personnel, expand our facilities and incur associated expenses to support our anticipated growth.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has experienced a period of rapid growth that has placed a significant strain on its resources. The Company's near and long-term strategies focus on exploiting existing and potential competitive advantages while eliminating or mitigating competitive disadvantages. In response to current market conditions and as part of its ongoing corporate strategy, the Company is pursuing several initiatives intended to increase liquidity and better position the Company to compete under current market conditions.

DISCLOSURES ABOUT MARKET RISK

     The residential real estate and mortgage industry is sensitive to swings in the national economy in general and interest rate movements in particular. In a high interest rate environment, consumer demand for mortgage loans declines, particularly with respect to refinancing of existing mortgages. A significant rise in interest rates could therefore have a negative impact on our volume of closed loans. As such, interest rate movements represent the primary component of our market risk.

     We originate mortgage loans and manage the market risk related to these loans by pre-selling them on a best efforts basis to the anticipated secondary market investors at the same time that we establish the borrowers' interest rates. If we can deliver mortgage loans within the time frames established by the secondary market investors, we have no interest rate risk exposure on those loans. However, if we cannot process the loan within this time frame and interest rates increase, we may honor our original rate commitment in order to maintain customer satisfaction, which may result in a loss on the sale of the loan. With the exception of pre-selling loans through best-efforts commitments, we currently do not engage in any hedging activities. All loans that we fund are held for sale. Draw-downs on our warehouse lines are repaid when the loans are sold in the secondary market. Because the loans are held in the warehouse lines for a short period of time, we do not expect to incur significant losses from an increase in interest rates on the warehouse lines.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1986, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 91, "Accounting for Non-Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." SFAS No. 91 establishes the accounting for nonrefundable fees and costs associated with lending, committing to lend, or purchasing a loan or a group of loans. Under SFAS No. 91, direct loan origination costs, net of loan origination fees, are recognized as a reduction of the loan's yield over the earlier of the life of the related loan or the sale of the loan. In effect, SFAS No. 91 requires that origination fees be offset by their related direct loan costs and that net deferred fees be recognized over the earlier of the life of the loan or the sale of the loan, whether the loan is sold through securitization or on a whole basis. As we initiate mortgage banking activities this statement will begin to affect us.

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 did not have a material impact on our financial statements.

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

YEAR 2000 READINESS DISCLOSURE

     Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates or have been programmed with default dates ending in 99, the common two-digit reference for 1999. As a result, as we transition from the 20th century to the 21st century, computer systems and software used by many companies and organizations in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the year 2000 issue.

     State of Readiness. We have completed our initial assessment of the potential overall impact of the impending century change on our business. Based on our current assessment, we believe the current versions of our systems, website and software products are year 2000 compliant, although prior versions of software may not be year 2000 compliant. By year 2000 compliant, we mean that our systems, website and software products, when used with accurate date data and in accordance with their associated documentation, are capable of properly processing date data from, into and between the 20th and 21st centuries, including the years 1999, 2000 and leap years, provided that all other products, e.g., hardware, software and firmware, used with our products properly exchange date data with them. We may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system even if our products are otherwise year 2000 compliant. Although we have not been a party to any litigation or arbitration proceeding involving our products or services related to year 2000 compliance issues, we may in the future be required to defend our products or services in these proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of these disputes, and any liability we have for year 2000-related damages, including consequential damages, could adversely affect our business.

     We have reviewed our internal management information and other computer systems to identify any year 2000 problems, and have communicated with the external vendors that supply us with material software and information systems and with our significant suppliers to determine their year 2000 readiness, and we have not identified any year 2000 readiness problems.

     Costs. To date, we have not incurred any material costs directly associated with our year 2000 compliance efforts. We do not expect the total cost of year 2000 problems to be material to our business. However, we will continue to evaluate new versions of our products, new software and information systems provided to us by third parties and any new infrastructure systems that we acquire to determine whether they are year 2000 compliant. Despite our current assessment, we may not identify and correct all significant year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense and unremediated problems could adversely affect our business. We currently have no contingency plans to address the risks associated with unremediated year 2000 problems.

     Risks. We are not currently aware of any year 2000 readiness problems relating to our internally-developed proprietary systems that would adversely affect our business. We may discover year 2000 readiness problems in these systems that will require substantial revision. In addition, third-party software, hardware or services incorporated into our material systems may need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could adversely affect our business. Moreover, our failure to adequately address year 2000 readiness issues in our internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and other entities outside of our control may not be year 2000 ready. The failure by these entities to be year 2000 ready could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing our websites.

     Contingency Plan. The Company utilizes state of the art computers which were tested to be fully year 2000 compliant. The Company uses the Genesis 2000 software in connection with it loan processing and this program was also certified year 2000 compliant. In the event that we should experience disruptions due to year 2000 failures, we purchased Y2K BIOS cards for all of our computers which would correct any year 2000 problems the company may experience.

                            DESCRIPTION OF PROPERTY

     The Company does not own any real property, however, it leases its office space located at 112-114 Burrill Street, Swampscott, MA 01907-1808. The Company's phone number is 781-596-1992. The toll-free number is 1-877-MYNEWLOAN. The Company also maintains an Internet website located at www.hfci.com.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the Over the Counter Pink Sheets under the symbol "HFCI." On August 8, 2000, the last reported price of our stock was $.50 per share.

     As of July 31, 2000, the approximate number of recordholders of the Company's Common Stock is 1,483 inclusive of those brokerage firms and/or clearing houses holding the Company's common shares in street name for their clientele (with each such brokerage house and/or clearing house being considered as one holder). The aggregate number of shares of Common Stock outstanding is 17,802,124 as of July 31, 2000. No dividends on Common Shares have ever been paid by the Company, nor does the Company anticipate that dividends will be paid in the foreseeable future.

                             EXECUTIVE COMPENSATION

     The following table sets forth the Executive Compensation for the Company for fiscal years set forth below:

NAME                                       YEAR   SALARY(1)    BONUS     OTHER COMPENSATION
----                                       ----   ---------   --------   ------------------
Gary J. Kovner...........................  1999   $130,738    $ 25,568           $0
Gary J. Kovner...........................  1998   $124,492    $108,759           $0
Gary J. Kovner...........................  1997   $ 51,543    $ 54,631           $0

---------------
(1) During fiscal years 1997, 1998 and 1999, Home Financing Centers, Inc., a Massachusetts company, had elected to be treated as a Subchapter S Corporation by the Internal Revenue Service. Therefore, the compensation paid to Mr. Kovner during the last three fiscal years is reflective of the amounts reported to the Internal Revenue Service for these periods.

     Mr. Kovner does not have any employment agreement with the Company at this time.

     We have not established any long term compensation programs specifically for our executives as of this date. In 1999, we established a Profit Sharing Plan and Money Purchase Pension Plan for our employees.

     Our Profit Sharing Plan is an individual account plan. The contributions are not fixed, but are discretionary up to a maximum deductible contributions of 15% of covered payroll. Contributions to the plan are not contingent upon our company having current or accumulated profits.

     Our Money Purchase Pension Plan is also an individual account plan which contribution formula is 24% of covered payroll not to exceed $30,000 per individual participant.

     In 1999, 2 employees of our company participated in the Profit Sharing Plan and the Money Purchase Pension Plan. In fiscal year 1999, $15,000 in connection with the Profit Sharing Plan and $15,000 in connection with the Money Purchase Pension Plan was contributed to the account of Mr. Kovner, for a total of $30,000 in contributions for fiscal year ended 1999.

                          HOME FINANCING CENTERS, INC.
                          (A SUBCHAPTER S CORPORATION)

                        COMPARATIVE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Accountants' Report.............................   F-2
Comparative Balance Sheets..................................   F-3
Comparative Income Statements...............................   F-4
Comparative Statement of Shareholder's Equity...............   F-5
Comparative Statements of Cash Flow.........................   F-6
Notes to Comparative Financial Statements...................   F-7

                 COMPARATIVE SUPPLEMENTAL FINANCIAL INFORMATION
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Accountants' Report On Additional Information...............  F-10
Comparative Statements of Selling, General & Administrative
  Expenses..................................................  F-11
Comparative Statements of Key Analytical Ratios.............  F-12

                              FINANCIAL STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

Statement of Information Furnished..........................  F-13
Balance Sheet...............................................  F-14
Income Statement............................................  F-15
Statement of Shareholder's Equity...........................  F-16
Statement of Cash Flow......................................  F-17
Notes to Financial Statements...............................  F-18

                       SUPPLEMENTAL FINANCIAL INFORMATION
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

Statement of Information Furnished..........................  F-21
Statement of Selling, General & Administrative Expenses.....  F-22
Statements of Key Analytical Ratios.........................  F-23

                        CERASI, KRAUS & ASSOCIATES, INC.
                          CERTIFIED PUBLIC ACCOUNTANTS
                             150 EAST SPRAGUE ROAD
                         BROADVIEW HEIGHTS, OHIO 44147

                          INDEPENDENT AUDITORS' REPORT

To Mr. Gary J. Kovner, President

Home Financing Centers, Inc.
(A Subchapter S Corporation)

     We have audited the accompanying Comparative Balance Sheets of Home Financing Centers, Inc. (a SubChapter S Corporation) as of December 31, 1999 and 1998 and the related Comparative Statements of Income, Retained Earnings and Cash Flow for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted the audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that this audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Financing Centers, Inc. (a SubChapter S Corporation) as of December 31, 1999 and 1998 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

     There is no provision for Income Taxes included in these statements since the Corporation is taxed as a SubChapter S Corporation and taxes are considered the responsibility of the shareholder.

                                          /s/ CERASI, KRAUS & ASSOCIATES, INC.
                                          --------------------------------------
                                          CERASI, KRAUS & ASSOCIATES, INC. CPA'S

May 22, 2000

                          HOME FINANCING CENTERS, INC.
                          (A SUBCHAPTER S CORPORATION)

                           COMPARATIVE BALANCE SHEETS

                                                                     AS OF
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                      ASSETS
Current Assets:
     Cash...................................................  $ 16,390    $ 26,291
     Restricted Cash........................................       131       2,439
     Accounts Receivable....................................   100,000          --
     Shareholder Loan Receivable............................   136,854      97,701
     Prepaid Insurance......................................     1,643          --
                                                              --------    --------
                                                              $255,018    $126,431
Fixed Assets:
       Office Furniture.....................................     6,123       5,703
       Office Equipment.....................................    23,873      19,670
                                                              --------    --------
                                                                29,996      25,373
     Less: Accumulated Depreciation.........................    12,164       6,515
                                                              --------    --------
                                                              $ 17,832    $ 18,858
Other Assets:
     Deposits...............................................     1,243       1,343
     Computer Software, Net of Amortization.................     2,420       2,583
     Cash Surrender Value of Officer's Life Insurance.......     4,515       2,250
                                                              --------    --------
                                                              $  8,178    $  6,176
                                                              --------    --------
          Total Assets......................................  $281,028    $151,465
                                                              ========    ========

                                   LIABILITIES
Current Liabilities:
     Line of Credit Payable.................................  $ 81,666    $ 70,718
     Accounts Payable.......................................     7,873       3,197
     Accrued Profit Sharing.................................    30,000      20,000
     Accrued Taxes..........................................    12,138          --
                                                              --------    --------
          Total Liabilities.................................  $131,677    $ 93,915

                               SHAREHOLDER'S EQUITY

Common Stock (No Par Value) 200,000 Shares Authorized, 100
  Shares Issued & Outstanding...............................       100         100
     Retained Earnings......................................   149,251      57,450
                                                              --------    --------
                                                              $149,351    $ 57,550
                                                              --------    --------
          Total Liabilities & Shareholder's Equity..........  $281,028    $151,465
                                                              ========    ========

   The Accompanying Notes Are An Integral Part of These Financial Statements.

                          HOME FINANCING CENTERS, INC.
                          (A SUBCHAPTER S CORPORATION)

                         COMPARATIVE INCOME STATEMENTS

                                                                 FOR THE YEARS
                                                               ENDED DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------

Net Mortgage Fees Earned....................................  $547,148    $584,141
                                                              --------    --------
Cost Of Closing:
     Appraisal Fees.........................................    43,648      78,790
     Closing Expenses.......................................     4,638      10,515
     Referral Fees..........................................    32,958      27,225
     Credit Report Fees.....................................    12,188      16,766
     Delivery Cost..........................................     3,573       2,366
     Title Fees.............................................        --       1,005
     Internet Services......................................    16,595          --
     Other Miscellaneous Fees...............................     3,451       2,803
                                                              --------    --------
          Total Costs Of Closing............................  $117,051    $139,470
Gross Profit................................................  $430,097    $444,671
                                                              --------    --------
Selling, General & Administrative Expenses..................  $329,751    $297,540
                                                              --------    --------
Operating Income............................................  $100,346    $147,131
Other (Deductions):
     Interest Income........................................  $      4    $     --
     Interest Expense.......................................    (6,549)     (8,404)
                                                              --------    --------
                                                              $ (6,545)   $ (8,404)
                                                              --------    --------
Net Income..................................................  $ 93,801    $138,727
                                                              ========    ========

   The Accompanying Notes Are An Integral Part of These Financial Statements.

                          HOME FINANCING CENTERS, INC.
                          (A SUBCHAPTER S CORPORATION)

                       STATEMENT OF SHAREHOLDER'S EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                              COMMON   RETAINED
                                              STOCK    EARNINGS     TOTAL
                                              ------   --------    --------

Balance -- January 1, 1998..................   $100    $  5,813    $  5,913
Net Income..................................            138,727     138,727
Distributions...............................     --     (87,090)    (87,090)
                                               ----    --------    --------
Balance -- December 31, 1998................   $100    $ 57,450    $ 57,550
Net Income..................................             93,801      93,801
Distributions...............................     --      (2,000)     (2,000)
                                               ----    --------    --------
Balance -- December 31, 1999................   $100    $149,251    $149,351
                                               ====    ========    ========

   The Accompanying Notes Are An Integral Part of These Financial Statements.

                          HOME FINANCING CENTERS, INC.
                          (A SUBCHAPTER S CORPORATION)

                      COMPARATIVE STATEMENTS OF CASH FLOW

                                                                AS OF DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
Reconciliation of Net Income to Net Cash Provided by
  Operating Activities:
Net Income..................................................  $  93,801    $ 138,727
Adjustments to Reconcile Net Income to Net Cash Provided
  (Used) by Operating Activities:
     Depreciation...........................................      5,649        3,100
     Amortization...........................................        163           41
Change in Current Assets and Liabilities:
     Increase in Accounts Receivable........................   (100,000)          --
     Increase in Prepaid Insurance..........................     (1,643)
     Increase in Accounts Payable...........................      4,676          233
     Increase in Accrued Profit Sharing.....................     10,000       20,000
     Increase in Accrued Taxes..............................     12,138           --
                                                              ---------    ---------
          Total Adjustments.................................  $ (69,017)   $  23,374
                                                              ---------    ---------
Net Cash Provided by Operating Activities...................  $  24,784    $ 162,101
Cash Flows from Investing Activities
     Capital Expenditures...................................     (4,623)     (15,363)
     Purchase of Computer Software..........................         --       (2,624)
     Refund of Deposits.....................................        100           --
     Distributions Paid.....................................     (2,000)     (87,090)
                                                              ---------    ---------
Net Cash (Used By) Investing Activities.....................  $  (6,523)   $(105,077)
Cash Flows from Financing Activities
     Decrease (Increase) in Restricted Cash Accounts........      2,308       (2,439)
     (Increase) in Cash Surrender Value of Officer's Life
      Insurance.............................................     (2,265)      (2,250)
     Payments on Borrowings.................................    (37,881)      (4,152)
     Borrowings on Line of Credit...........................     48,829           --
     Borrowings on Shareholder Loan Receivable..............    (39,153)     (48,884)
                                                              ---------    ---------
Net Cash (Used By) Financing Activities.....................  $ (28,162)   $ (57,725)
                                                              ---------    ---------
Net (Decrease) in Cash......................................  $  (9,901)   $    (701)
Cash Balance, Beginning of Year.............................  $  26,291    $  26,992
                                                              ---------    ---------
Cash Balance, End of Year...................................  $  16,390    $  26,291
                                                              =========    =========
Cash Paid During the Year For:
     Interest...............................................  $   6,549    $   8,404
                                                              =========    =========

   The Accompanying Notes Are An Integral Part of These Financial Statements.

                          HOME FINANCING CENTERS, INC.
                          (A SUBCHAPTER S CORPORATION)

                   NOTES TO COMPARATIVE FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of Home Financing Centers, Inc. (A SubChapter S Corporation) (the Company) is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

BUSINESS ACTIVITY

     The Company was formed in May 1993 to provide residential mortgage loans, refinancing and home equity loans. The company's offices are located in Swampscott, Massachusetts.

SUBCHAPTER S CORPORATION TAX STATUS

     The Company with the consent of its shareholder has elected under the Internal Revenue Code to be treated as an S Corporation. In lieu of Corporation income taxes, the shareholder is taxed on the income at his personal tax rate. Therefore, no provision for federal income tax (Current or Deferred) has been included in these statements.

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying financial statements have been prepared on the accrual basis of accounting. The accounting method recognizes revenues in the accounting period in which they are earned and expenses when they are incurred regardless of when cash is paid or received.

NOTE B -- CASH -- RESTRICTED BALANCES

     The Company acts as an escrow agent for certain closings by specific lenders. The Company can only access these funds after a settlement sheet is presented by the title company at closing.

NOTE C -- RELATED PARTY TRANSACTIONS

SHAREHOLDER LOAN RECEIVABLE

     The shareholder borrows funds from the company in anticipation of an earnings distribution. No formal written agreement exists for this loan.

LEASE OF OFFICE BUILDING

     The Company rents its office building from the shareholder on twelve month lease at $1,000 per month.

NOTE D -- FIXED ASSETS

     Fixed Assets are carried at historical cost. The depreciation of the Property and Equipment is provided using the straight-line method for financial reporting purposes.

     The estimated useful lives of the assets are as follows:

Office Furniture......................................  7 Years
Office Equipment......................................  5 Years

                          HOME FINANCING CENTERS, INC.
                          (A SUBCHAPTER S CORPORATION)

            NOTES TO COMPARATIVE FINANCIAL STATEMENTS -- (CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


     Expenditures for maintenance and repairs are charged to expense as incurred.

NOTE E -- COMPUTER SOFTWARE

     The Company capitalizes its software costs and amortizes these costs over five years.

NOTE F -- LINES OF CREDIT

     The Company has two Lines of Credit, one in the amount of $75,000, with $64,493 outstanding at December 31, 1999. This line bears interest at prime plus 1 1/2% and is due on demand. The other Line of Credit is in the amount of $50,000 with $17,172 outstanding. This line bears interest at 10% (fixed) and is due on demand.

NOTE G -- WAREHOUSE LINE OF CREDIT

     The Company has a Warehouse Line of Credit in the amount of $1,000,000, with no outstanding balance at December 31, 1999. The loan bears interest at prime and expires at the end of July, 2000

     Under the terms of the agreements the Company can draw funds on pre-approved mortgages based on certain underwriting criteria. These funds are paid back as each loan is closed with the ultimate lender.

NOTE H -- COMMON STOCK

     The Company has 200,000 shares of common stock authorized, 100 shares issued and outstanding at no par value.

NOTE I -- RENTALS UNDER OPERATING LEASES

     The Company has Office buildings and Office Equipment under operating leases that expire over the next three years.

     The following is a schedule of the minimum rental payments required under the operating leases that have remaining non-cancelable lease terms.

YEAR ENDED
DECEMBER 31,                                                  AMOUNT
-----------                                                  -------
  2000......................................................   11,513
  2001......................................................    3,513
  2002......................................................    2,508
  2003......................................................       --
  2004......................................................       --
                                                              -------
                                                              $17,534
                                                              =======

                          HOME FINANCING CENTERS, INC.
                          (A SUBCHAPTER S CORPORATION)

                 COMPARATIVE SUPPLEMENTAL FINANCIAL INFORMATION

                        CERASI, KRAUS & ASSOCIATES, INC.
                          CERTIFIED PUBLIC ACCOUNTANTS
                             150 EAST SPRAGUE ROAD
                         BROADVIEW HEIGHTS, OHIO 44147
                                 (440) 546-9359

                            ACCOUNTANTS' OPINION ON
                 COMPARATIVE SUPPLEMENTAL FINANCIAL INFORMATION


To Mr. Gary J. Kovner President

Home Financing Centers, Inc.
(A Subchapter S Corporation)

     Our report on the audited comparative financial statements of Home Financing Centers, Inc. (a SubChapter S Corporation) for the years ended December 31, 1999 and 1998 appears on Page 1. The Comparative Statements of Selling, General and Administrative Expenses and Comparative Statements of Key Analytical Ratios are presented for the purposes of additional analysis and is not a required part of the basic Financial Statements. The Comparative Statements of Selling, General and Administrative expenses have been compiled by us and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole. The Comparative Statements of Key Analytical Ratios, which is of a non-accounting nature which have been compiled by us during the audit of the basic financial statements, and we express no opinion on it.

                                          /s/ CERASI, KRAUS & ASSOCIATES, INC.
                                          --------------------------------------
                                          CERASI, KRAUS & ASSOCIATES, INC. CPA'S

May 22, 2000

                          HOME FINANCING CENTERS, INC.
                          (A SUBCHAPTER S CORPORATION)

      COMPARATIVE STATEMENTS OF SELLING, GENERAL & ADMINISTRATIVE EXPENSES

                                                                 FOR THE YEARS
                                                              ENDED DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------

Administrative Salaries.....................................  $143,880   $139,951
Payroll Taxes...............................................     9,264      7,932
Advertising.................................................    26,371     37,734
Automobile Expenses.........................................     8,721      6,569
Computer Rental Expenses....................................        --      3,204
Depreciation & Amortization.................................     5,812      3,141
Dues & Subscriptions........................................     1,811      2,442
Insurance Expense...........................................    17,500      3,686
Office Supplies.............................................    12,272     10,834
Professional Fees...........................................     5,034      2,418
Profit Sharing Plan Contribution............................    30,000     30,000
Rent Expense................................................    12,000     12,000
Repairs & Maintenance.......................................     8,416      3,875
State & Local Taxes.........................................    12,594        456
Telephone Expenses..........................................    11,586     12,246
Travel & Entertainment......................................    17,828     12,873
Utilities...................................................     2,777      3,860
Miscellaneous...............................................     3,885      4,319
                                                              --------   --------
          Total General & Administrative Expenses...........  $329,751   $297,540
                                                              ========   ========

   The Accompanying Notes Are An Integral Part of These Financial Statements.

                          HOME FINANCING CENTERS, INC.
                          (A SUBCHAPTER S CORPORATION)

                COMPARATIVE STATEMENTS OF KEY ANALYTICAL RATIOS

                                                                        AS OF
                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------

Profitability Ratios:
  Return on Equity..........................................        62.81%        241.05%
  Return on Total Investment................................       163.27%        241.05%
  Return on Total Assets....................................        33.38%         91.59%
  Return on Operating Profit to Net Worth...................        67.19%        255.66%

Liquidity Ratios:
  Working Capital...........................................  $   123,341    $    32,516
  Current Ratio.............................................         1.94           1.35

Asset Productivity Ratios:
  Net Fixed Assets to Total Assets..........................         6.35%         12.45%
          Total Liabilities to Equity.......................         0.88           1.63
  Long Term Debt to Equity..................................          N/A            N/A
  Net Worth to Debt.........................................         1.13           0.61
  Interest Coverage.........................................          N/A            N/A
  Net Worth to Total Assets.................................         0.53           0.38
  Current Assets to Total Assets............................        90.74%         83.47%

Turnover Ratios:
  Cash Turnover.............................................    10.9 Days      16.4 Days
  Accounts Payable Turnover.................................    24.6 Days       8.4 Days

Efficiency Ratios:
  Sales Increases (Decreases):
     Dollars................................................  $   (36,993)   $   323,248
     Percent................................................       (14.18)%       123.90%
          Total Assets to Sales.............................         0.51           0.26
  Fixed Assets to Sales.....................................         0.03           0.03
  Sales to Working Capital..................................         4.44          17.96
  Sales Per Day.............................................  $     1,499    $     1,600
Contribution Ratios:
  Gross Profit:
     Dollars................................................  $   430,097    $   444,671
     Percent................................................        78.61%         76.12%

Sales Breakeven Point
  Monthly...................................................  $    34,958    $    32,572
  Annually..................................................  $   419,493    $   390,863

   The Accompanying Notes Are An Integral Part of These Financial Statements.

                       STATEMENT OF INFORMATION FURNISHED

     The accompanying unaudited interim financial statements have been prepared in accordance with Form SB-2 instructions and in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of Home Financing Centers, Inc. as of March 31, 2000, and the results of operations, and statements of cash flows and stockholders' equity for the three months ended March 31, 2000. These results have been determined on the basis of generally accepted accounting principles and practices and applied consistently with those used in the preparation of the Company's 1999 financial statements.

     Certain information and footnote disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying financial statements be read in conjunction with the financial statements and notes thereto incorporated by reference in the Company's 1999 financial statements.

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                                 BALANCE SHEET

                                                                  AS OF
                                                              MARCH 31, 2000
                                                              --------------
                                   ASSETS
Current Assets:
     Cash...................................................     $163,810
     Restricted Cash........................................          623
     Shareholder Loan Receivable............................      136,854
     Prepaid Insurance......................................          657
                                                                 --------
                                                                 $301,944
Fixed Assets:
     Office Furniture.......................................        6,123
     Office Equipment.......................................       25,468
                                                                 --------
                                                                   31,591
  Less: Accumulated Depreciation............................       13,662
                                                                 --------
                                                                 $ 17,929
Other Assets:
     Cash Surrender Value of Officer's Life Insurance.......        4,515
     Deposits...............................................        1,243
     Computer Software, Net of Amortization.................       33,186
     Prepaid Taxes..........................................       12,374
                                                                 --------
                                                                 $ 51,318
                                                                 --------
          Total Assets......................................     $371,191
                                                                 ========
                                LIABILITIES
Current Liabilities:
     Line of Credit.........................................     $ 86,227
     Accounts Payable.......................................       10,689
     Accrued Profit Sharing.................................       30,000
     Accrued Taxes..........................................        9,138
                                                                 --------
          Total Liabilities.................................     $136,054

                            SHAREHOLDER'S EQUITY

Common Stock,(No Par Value) 50,000,000 Shares 16,827,122
  Shares Issued & Outstanding...............................      236,991
Convertible Preferred Stock, ($0.01 Par Value 2,000,000
  Shares Authorized; 1615 Issued & Outstanding).............        9,002
Additional Paid In Capital..................................      299,500
Retained Earnings...........................................     (310,356)
                                                                 --------
                                                                 $235,137
                                                                 --------
          Total Liabilities & Shareholder's Equity..........     $371,191
                                                                 ========

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                                INCOME STATEMENT

                                                                    FOR THE
                                                                  THREE MONTHS
                                                              ENDED MARCH 31, 2000
                                                              --------------------
Net Mortgage Fees Earned....................................        $ 30,773
                                                                    --------
Cost Of Closing:
     Appraisal Fees.........................................           1,175
     Closing Expenses.......................................             519
     Referral Fees..........................................           1,035
     Credit Report Fees.....................................           4,866
     Internet Services......................................          11,876
     Other Miscellaneous Fees...............................              86
                                                                    --------
          Total Costs Of Closing............................        $ 19,557
                                                                    --------
Gross Profit................................................        $ 11,216
Selling, General & Administrative Expenses..................        $ 93,099
                                                                    --------
Operating Income (Loss).....................................        $(81,883)
Other (Deductions):
     Interest Income........................................        $     --
     Interest Expense.......................................          (2,162)
                                                                    --------
Income (Loss) Before Income Tax Expense (Benefit)...........        $(84,045)
Income Tax Expense (Benefit)................................        $(12,374)
                                                                    --------
Net Income (Loss)...........................................        $(71,671)
                                                                    ========

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                  STATEMENT OF SHAREHOLDER'S EQUITY (DEFICIT)

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                                                                   RETAINED
                                           COMMON    PREFERRED     ADDITIONAL      EARNINGS
                                           STOCK       STOCK     PAID IN CAPITAL   (DEFICIT)     TOTAL
                                          --------   ---------   ---------------   ---------   ---------
Balance -- January 1, 2000..............  $208,891    $9,002        $     --       $(387,936)  $(170,043)
Merger with HFCI........................  $    100                                 $ 149,251   $ 149,351
Net Income (Loss).......................                                             (71,671)  $ (71,671)
Common Stock Issued.....................    28,000                  $299,500                   $ 327,500
                                          --------    ------        --------       ---------   ---------
Balance -- March 31, 2000...............  $236,991    $9,002        $299,500       $(310,356)  $ 235,137
                                          ========    ======        ========       =========   =========

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                             STATEMENT OF CASH FLOW

                                                                 FOR THE
                                                               THREE MONTHS
                                                                  ENDED
                                                              MARCH 31, 2000
                                                              --------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
     Net Income (Loss)......................................    $ (71,671)
     Adjustments to Reconcile Net Income to Net Cash
      Provided (Used) by Operating Activities:
          Depreciation......................................        1,498
          Amortization......................................        1,757
     Change in Current Assets and Liabilities:
          Decrease in Accounts Receivable...................      100,000
          Decrease in Prepaid Insurance.....................          986
          Increase In Prepaid Taxes.........................      (12,374)
          Decrease in Accounts Payable......................     (167,427)
          Decrease in Accrued Taxes.........................       (3,000)
                                                                ---------
               Total Adjustments............................    $ (78,560)
                                                                ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................    $(150,231)
CASH FLOWS FROM INVESTING ACTIVITIES
     Capital Expenditures...................................       (1,595)
     Development of Website.................................      (32,523)
     Additional Paid in Capital Received....................      299,500
     Issuance of Common Stock...............................       28,000
                                                                ---------
NET CASH (USED BY) INVESTING ACTIVITIES.....................    $ 293,382
CASH FLOWS FROM FINANCING ACTIVITIES
     (Increase) in Restricted Cash Accounts.................         (492)
     Payments on Borrowings.................................       (4,500)
     Borrowings on Line of Credit...........................        9,061
                                                                ---------
NET CASH (USED BY) FINANCING ACTIVITIES.....................    $   4,069
                                                                ---------
NET (DECREASE) IN CASH......................................    $ 147,220
CASH BALANCE, BEGINNING OF YEAR.............................    $  16,590
                                                                ---------
CASH BALANCE, END OF QUARTER................................    $ 163,810
                                                                =========
CASH PAID DURING THE YEAR FOR:
     Interest...............................................    $   2,162
                                                                =========

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of Home Financing Centers, Inc. (Formerly Kentex Energy, Inc.) (the Company) is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

BUSINESS ACTIVITY

     The Company was formed in May, 1993 to provide residential mortgage loans, refinancing and home equity loans. The Company's offices are located in Swampscott, Massachusetts.

     On January 13, 2000, the Company shareholder exchanged his stock with Kentex Energy, Inc. Over the Counter (OTCBB). As part of the exchange Kentex Energy, Inc. agreed to change its name to Home Financing Centers, Inc. pursuant to a planned reorganization.

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying financial statements have been prepared on the accrual basis of accounting. The accounting method recognizes revenues in the accounting period in which they are earned and expenses when they are incurred regardless of when cash is paid or received.

NOTE B -- CASH -- RESTRICTED BALANCES

     As part of a contractual relationship with the company's lenders certain fees earned by the Company are not immediately available. The fees are required to remain on deposit with the lender until certain reserves are met. Additionally, the Company acts as an escrow agent for certain closings by specific lenders. The Company can only access these funds after a settlement sheet is presented by the title company at closing.

NOTE C -- FIXED ASSETS

     Fixed Assets are carried at historical cost. The depreciation of the Property and Equipment is provided using the straight-line method for financial reporting purposes.

     The estimated useful lives of the assets are as follows:

Office Furniture............................................  10 Years
Office Equipment............................................   5 Years
Computer Equipment..........................................   3 Years
Capitalized Leases..........................................   5 Years

     Expenditures for maintenance and repairs are charged to expense as incurred.

NOTE D -- WAREHOUSE LINE OF CREDIT

     The Company has a Warehouse Line of Credit in the amount of $1,000,000, with nothing outstanding at March 31, 2000. This line bears interest at prime plus 1%. Under terms of the agreement the Company can draw funds on pre-approved mortgages based on certain underwriting criteria. These funds are paid back as each loan is closed with the ultimate lender. Interest is payable monthly on construction loans and at the time

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of sale for all other loans. This loan commitment can be terminated only upon 120 days written notice from either party.

NOTE E -- COMMON STOCK

     The Company has 50,000,000 shares of common stock authorized, 16,827,122 shares issued and outstanding at a par value of $.01.

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                       SUPPLEMENTAL FINANCIAL INFORMATION

                           FOR THE THREE MONTHS ENDED
                                 MARCH 31, 2000

                       STATEMENT OF INFORMATION FURNISHED

     The accompanying unaudited interim financial statements have been prepared in accordance with Form SB-2 instructions and in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of Home Financing Centers, Inc. as of March 31, 2000, and the results of operations, and statements of cash flows and stockholders' equity for the three months ended March 31, 2000. These results have been determined on the basis of generally accepted accounting principles and practices and applied consistently with those used in the preparation of the Company's 1999 financial statements.

     Certain information and footnote disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying financial statements be read in conjunction with the financial statements and notes thereto incorporated by reference in the Company's 1999 financial statements.

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

            STATEMENT OF SELLING, GENERAL & ADMINISTRATIVE EXPENSES

                                                                 FOR THE
                                                               THREE MONTHS
                                                                  ENDED
                                                              MARCH 31, 2000
                                                              --------------
Administrative Salaries.....................................     $36,796
Payroll Taxes...............................................       4,416
Employee Benefits...........................................       2,199
Advertising.................................................       3,681
Automobile Expenses.........................................       2,999
Depreciation & Amortization.................................       3,255
Dues & Subscriptions........................................         182
Licenses....................................................         525
Insurance Expense...........................................       5,331
Office Supplies.............................................       9,028
Professional Fees...........................................       6,500
Rent Expense................................................       3,000
Repairs & Maintenance.......................................       1,694
State & Local Taxes.........................................         100
Telephone Expenses..........................................       4,729
Travel & Entertainment......................................       7,371
Utilities...................................................         432
Miscellaneous...............................................         861
                                                                 -------
     Total General & Administrative Expenses................     $93,099
                                                                 =======

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                       STATEMENT OF KEY ANALYTICAL RATIOS

                                                                  AS OF
                                                              MARCH 31, 2000
                                                              --------------
Profitability Ratios:
     Return on Equity.......................................         -30.48%
     Return on Total Investment.............................         -23.10%
     Return on Total Assets.................................         -19.31%
     Return on Operating Profit to Net Worth................         -34.82%
Liquidity Ratios:
     Working Capital........................................       $252,117
     Current Ratio..........................................           6.06
Asset Productivity Ratios:
     Net Fixed Assets to Total Assets.......................           4.83%
Total Liabilities to Equity.................................           0.58
     Long Term Debt to Equity...............................            N/A
     Net Worth to Debt......................................           1.73
Interest Coverage...........................................            N/A
     Net Worth to Total Assets..............................           0.63
     Current Assets to Total Assets.........................          81.34%
Turnover Ratios:
     Cash Turnover..........................................    1943.0 Days
Efficiency Ratios:
     Total Assets to Sales..................................          12.06
     Fixed Assets to Sales..................................          58.26%
     Sales to Working Capital...............................          12.21%
     Sales Per Day..........................................        $341.92
Contribution Ratios:
     Gross Profit:
          Dollars...........................................        $11,216
          Percent...........................................          36.45%
Sales Breakeven Point
     Monthly................................................        $21,286
     Annually...............................................       $255,433

                       STATEMENT OF INFORMATION FURNISHED

     The accompanying unaudited interim financial statements have been prepared in accordance with Form SB-2 instructions and in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of Home Financing Centers, Inc. as of June 30, 2000, and the results of operations, and statements of cash flows and stockholders' equity for the three months ended June 30, 2000. These results have been determined on the basis of generally accepted accounting principles and practices and applied consistently with those used in the preparation of the Company's 1999 financial statements.

     Certain information and footnote disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying financial statements be read in conjunction with the financial statements and notes thereto incorporated by reference in the Company's 1999 financial statements.

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                                 BALANCE SHEET

                                                                  AS OF
                                                              JUNE 30, 2000
                                                              -------------
                                  ASSETS
Current Assets:
     Cash...................................................    $ 25,391
     Restricted Cash........................................          79
     Shareholder Loan Receivable............................     138,390
                                                                --------
                                                                $163,860
Fixed Assets:
     Office Furniture.......................................       6,123
     Office Equipment.......................................      32,968
                                                                --------
                                                                  39,091
     Less: Accumulated Depreciation.........................      15,516
                                                                --------
                                                                $ 23,575
Other Assets:
     Cash Surrender Value of Officer's Life Insurance.......       4,515
     Deposits...............................................       1,243
     Computer Software, Net of Amortization.................      80,211
     Prepaid Taxes..........................................      29,579
                                                                --------
                                                                $115,548
                                                                --------
          Total Assets......................................    $302,983
                                                                ========
                                LIABILITIES
Current Liabilities
     Current Portion of Long Term Debt......................    $  9,824
     Line of Credit.........................................      25,000
     Accounts Payable.......................................      17,581
     Accrued Profit Sharing.................................      30,000
     Accrued Taxes..........................................       9,138
                                                                --------
                                                                $ 91,543
Long Term Debt
     Note Payable...........................................    $ 49,250
     Less: Less Current Portion.............................       9,824
                                                                --------
                                                                $ 39,426
                                                                --------
          Total Liabilities.................................    $130,969

                           SHAREHOLDER'S EQUITY

Common Stock, ($0.01 Par Value), 50,000,000 Shares
  Authorized, 17,802,824 Shares Issued & Outstanding........     236,991
Convertible Preferred Stock, ($0.01 Par Value 2,000,000
  Shares Authorized; 1,615 Issued & Outstanding)............       9,002
Additional Paid In Capital..................................     351,327
Retained Earnings...........................................    (425,306)
                                                                --------
                                                                $172,014
                                                                --------
          Total Liabilities & Shareholder's Equity..........    $302,983
                                                                ========

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                    STATEMENT OF RETAINED EARNINGS (DEFICIT)

                                                                FOR THE
                                                           SIX MONTHS ENDED
                                                             JUNE 30, 2000
                                                           ----------------
Balance -- January 1, 2000...............................      $(238,685)
Net Income (Loss)........................................        (71,671)
                                                               ---------
Balance -- March 31, 2000................................      $(310,356)
Net Income (Loss)........................................       (114,950)
                                                               ---------
Balance -- June 30, 2000.................................      $(425,306)
                                                               =========

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                               INCOME STATEMENTS

              FOR THE THREE MONTHS ENDED MARCH 31 TO JUNE 30, 2000
                                      AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                          FOR THE THREE    FOR THE SIX    FOR THE THREE
                                                             MONTHS          MONTHS           MONTHS
                                                          MARCH 31, TO        ENDED           ENDED
                                                          JUNE 30, 2000   JUNE 30, 2000   MARCH 31, 2000
                                                          -------------   -------------   --------------
Net Mortgage Fees Earned................................    $  77,478       $ 108,251        $ 30,773
                                                            ---------       ---------        --------
Cost Of Closing Appraisal Fees..........................        3,795           4,970           1,175
     Closing Expenses...................................       11,402          11,921             519
     Referral Fees......................................          700           1,735           1,035
     Credit Report Fees.................................       (3,110)          1,756           4,866
     Internet Services..................................        4,057          15,933          11,876
     Other Miscellaneous Fees...........................          896             982              86
                                                            ---------       ---------        --------
          Total Costs Of Closing........................    $  17,740       $  37,297        $ 19,557
                                                            ---------       ---------        --------
Gross Profit............................................    $  59,738       $  70,954        $ 11,216
Selling, General & Administrative Expenses..............    $ 191,204       $ 284,303        $ 93,099
                                                            ---------       ---------        --------
Operating Income (Loss).................................    $(131,466)      $(213,349)       $(81,883)
Other (Deductions):
       Interest Income..................................    $      81       $      81        $     --
       Interest Expense.................................         (770)         (2,932)         (2,162)
                                                            ---------       ---------        --------
Income (Loss) Before Income Tax Expense (Benefit).......    $(132,155)      $(216,200)       $(84,045)
Income Tax Expense (Benefit)............................    $ (17,205)      $ (29,579)       $(12,374)
                                                            ---------       ---------        --------
Net Income (Loss).......................................    $(114,950)      $(186,621)       $(71,671)
                                                            =========       =========        ========

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                            STATEMENTS OF CASH FLOW

                           MARCH 31 TO JUNE 30, 2000
                                      AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                          FOR THE THREE    FOR THE SIX    FOR THE THREE
                                                             MONTHS          MONTHS           MONTHS
                                                          MARCH 31, TO        ENDED           ENDED
                                                          JUNE 30, 2000   JUNE 30, 2000   MARCH 31, 2000
                                                          -------------   -------------   --------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
     Net Income.........................................    $(114,950)      $(186,621)      $ (71,671)
     Adjustments to Reconcile Net Income to Net Cash
       Provided (Used) by Operating Activities:
          Depreciation..................................        1,845           3,352           1,496
          Amortization..................................        4,325           6,082           1,757
     Change in Current Assets and Liabilities:
          Decrease in Accounts Receivable...............           --         100,000         100,000
          Increase in Shareholder Receivable............       (1,516)         (1,536)             --
          Decrease in Prepaid Insurance.................          657           1,643             986
          Increase in Prepaid Taxes.....................      (17,205)        (29,579)        (12,374)
          Increase (Decrease) in Accounts Payable.......        6,892        (160,535)       (167,427)
          Increase in Accrued Profit Sharing............           --              --              --
          Decrease in Accrued Taxes.....................           --          (3,000)         (3,000)
               Total Adjustments........................           --              --              --
                                                            ---------       ---------       ---------
                                                            $  (5,013)      $ (83,573)      $ (78,560)
                                                            ---------       ---------       ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES...............    $(119,963)      $(270,194)      $(150,231)
CASH FLOWS FROM INVESTING ACTIVITIES
     Capital Expenditures...............................       (7,500)         (9,095)         (1,595)
     Development of Website Software....................      (51,350)        (83,873)        (32,523)
     Additional Paid in Capital Received................       51,827         351,327         299,500
     Issuance of Common Stock...........................           --          28,000          28,000
                                                            ---------       ---------       ---------
NET CASH PROVIDED BY (USED BY) INVESTING ACTIVITIES.....    $  (7,023)      $ 286,359       $ 293,382
CASH FLOWS FROM FINANCING ACTIVITIES
     Decrease (Increase) in Restricted Cash Accounts....          544              52            (492)
     (Increase) in Cash Surrender Value of Officer's
       Life Insurance...................................           --              --              --
     Payments on Line of Credit.........................      (66,666)        (71,166)         (4,500)
     Borrowings on Line of Credit.......................        5,439          14,500           9,061
     Payments on Note...................................         (750)           (750)             --
     Borrowings on Note.................................       50,000          50,000              --
                                                            ---------       ---------       ---------
NET CASH (USED BY) FINANCING ACTIVITIES.................    $ (11,433)      $  (7,364)      $   4,069
                                                            ---------       ---------       ---------
NET (DECREASE) IN CASH..................................    $(138,419)      $   8,801       $ 147,220
                                                            ---------       ---------       ---------
CASH BALANCE, BEGINNING OF PERIOD.......................    $ 163,810       $  16,590       $  16,590
                                                            ---------       ---------       ---------
CASH BALANCE, END OF PERIOD.............................    $  25,391       $  25,391       $ 163,810
                                                            =========       =========       =========
CASH PAID DURING THE PERIOD FOR:........................    $     770       $   2,932       $   2,162
                                                            =========       =========       =========
  Interest..............................................

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 2000

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of Home Financing Centers, Inc. (Formerly Kentex Energy, Inc.) (the Company) is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

BUSINESS ACTIVITY

     The Company was formed in May, 1993 to provide residential mortgage loans, refinancing and home equity loans. The Company's offices are located in Swampscott, Massachusetts.

     On January 13, 2000, the Company shareholder exchanged his stock with Kentex Energy, Inc. Over the Counter (OTCBB). As part of the exchange Kentex Energy, Inc. agreed to change its name to Home Financing Centers, Inc. pursuant to a planned reorganization.

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying financial statements have been prepared on the accrual basis of accounting. The accounting method recognizes revenues in the accounting period in which they are earned and expenses when they are incurred regardless of when cash is paid or received.

NOTE B -- CASH -- RESTRICTED BALANCES

     As part of a contractual relationship with the company's lenders certain fees earned by the company are not immediately available. The fees are required to remain on deposit with the lender until certain reserves are met. Additionally, the Company acts as an escrow agent for certain closings by specific lenders. The Company can only access these funds after a settlement sheet is presented by the title company at closing.

NOTE C -- FIXED ASSETS

     Fixed Assets are carried at historical cost. The depreciation of the Property and Equipment is provided using the straight-line method for financial reporting purposes.

     The estimated useful lives of the assets are as follows:

Office Furniture............................................  10 Years
Office Equipment............................................   5 Years
Computer Equipment..........................................   3 Years
Capitalized Leases..........................................   5 Years

     Expenditures for maintenance and repairs are charged to expense as incurred.

NOTE D -- LINE OF CREDIT

     The Company has a Warehouse Line of Credit in the amount of $1,000,000, with nothing outstanding at June 30, 2000. This line bears interest at prime plus 1%. Under terms of the agreement the Company can draw funds on pre-approved mortgages based on certain underwriting criteria. These funds are paid back as each loan is closed with the ultimate lender. Interest is payable monthly on construction loans and at the time of sale for all other loans. This loan commitment can be terminated only upon 120 days written notice from either party.

                          HOME FINANCING CENTERS, INC.
                         (FORMERLY KENTEX ENERGY, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE E -- NOTE PAYABLE

     The Company has a note payable in the amount of $50,000, with $49,250 at June 30, 2000. This note is payable over the next 46 months at $1,417 per month at and interest rate of 15.99%.

NOTE F -- COMMON STOCK

     The Company has 50,000,000 shares of common stock authorized, 17,802,824 shares issued and outstanding at a $0.01 par value.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     As a result of the acquisition of MAS Acquisition X Corp. Transaction, Cerasi, Kraus & Associates, Inc., Certified Public Accountants, 150 East Sprague Road, Broadview Heights, Ohio 44147 is the new certifying accountant MAS. Cerasi, Kraus & Associates, Inc. has been certifying accountant of the Company prior to the acquisition of MAS by the Company. The decision to change accountants was approved by the board of directors.

     The reports of the former certifying accountant of MAS, Stark Tinter & Associates, LLC, did not contain an adverse opinion, disclaimer of opinion, nor was qualified nor modified as to uncertainty, audit scope or accounting principals, except for the uncertainty with respect to the Company's ability to continue as a going concern. Moreover, there was no disagreement nor "reportable event" with the former accountants of MAS.

---------------------------------------------------------
---------------------------------------------------------
UNTIL                ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS

                               ------------------

                               TABLE OF CONTENTS

Available Information...................     2
Information Incorporated by Reference...     2
Summary Information and Risk Factors....     3
Forward Looking Statements..............    13
Selling Security Holders................    14
Plan of Distribution....................    15
Legal Proceedings.......................    15
Directors, Executive Officers, Promoters
  and Control Persons...................    15
Security Ownership of Certain Beneficial
  Owners and Management.................    16
Description of Securities...............    16
Experts and Counsel.....................    17
Interest of Named Experts and Counsel...    17
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities...........................    17
Description of the Business.............    17
Managements Discussion and Analysis or
  Plan of Operation.....................    29
Description of Property.................    32
Certain Relationships and Related
  Transactions..........................    32
Market for Common Equity and Related
  Stockholder Matters...................    32
Executive Compensation..................    33
Financial Statements....................   F-1
Changes In and Disagreements With
  Accountants and Financial
  Disclosure............................  F-31

---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------

               5,165,000 SHARES
                           OF
                COMMON STOCK

                           [HomeFinancingCenters.com]
---------------------------------------------------------
---------------------------------------------------------

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.750 of the Nevada Revised Statutes provides mandatory and discretionary indemnification providing that a corporation may indemnify any officer, director and other persons for against any liability incurred for actions taken by them on behalf of the company provided that such person acts in good faith and in a manner which he reasonably believed to be in the best interest of the company and, and with respect to criminal proceedings, if such person had a reasonable basis to believe that his conduct was lawful.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate (except with respect to SEC Registration fees) of all fees and expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Company:

                            SEC registration fee: $681.78
                            Printing expenses: $3,000.00
                         Legal fees and expenses: $5,000.00
                       Accounting fees and expenses: $1,500.00
                         Blue Sky fees and expenses: $500.00
                            Transfer agent fees: $250.00
                          Edgar Fees and Expenses: $100.00
                               Miscellaneous: $500.00
                       RECENT SALES OF UNREGISTERED SECURITIES

     In January, 2000, the Company issued 560,000 shares of its common stock to Mr. Steven Stark and certain of his nominees in satisfaction of certain compensation owed to Mr. Stark for consulting services provided to the Company in 1998. The shares were issued pursuant to an exemption afforded by Section 4(2) under the Act. The Company took all the necessary steps to assure that the persons issued shares were sophisticated investors and understood the risk of investing in the Company. Each person was given information regarding the Company and was afforded an opportunity to ask questions and receive additional information about the company. All persons receiving the shares represented to the company that they were acquiring the shares for their own accounts without a view of distribution thereof and for investment purposes only. Each person understood and was willing to bear the risk of an investment in the common stock.

     On February 3, 2000, the Company issued 13,000,000 shares of its common stock to Mr. Kovner, the sole stockholder of Home Financing Centers, Inc., a Massachusetts company in connection with the Merger Agreement in reliance upon
Section 3(a)(9) of the Act.

     In February, 2000, the Company completed an offering of 2,600,000 shares of its common stock pursuant to Regulation D under the Act. No underwriter or placement agent was involved in the offering. The gross proceeds of the offering were $2,600.00. The offering was made to accredited investors only. The Company obtained written subscription documents indicating that each of the purchasers was an "accredited investor" within the meaning of Regulation D and each investor provided the Company with information concerning, among other things, his or her education and past investment activity. Each investor was given information concerning the company and was afforded and opportunity to ask questions and receive any additional information which he or she deemed relevant in making an investment in the Company. Each investor further represented to the company that he or she was acquiring the shares for investment purposes only without a view of distribution and understood and was willing to bear the risk the investment in the common stock.

     In April, 2000, the Company completed an offering of 580,000 shares of its common stock pursuant to Regulation D under the Act. No underwriter or placement agent was involved in the offering. The gross proceeds of the offering was $290,000.00. The offering was made to accredited investors only. The Company obtained written subscription documents indicating that each of the purchasers was an "accredited investor" within the meaning of Regulation D and each investor provided the Company with information concerning, among other things, his or her education and past investment activity. Each investor was given information concerning the company and was afforded and opportunity to ask questions and receive any additional information which he or she deemed relevant in making an investment in the Company. Each investor further represented to the company that he or she was acquiring the shares for investment purposes only without a view of distribution and understood and was willing to bear the risk the investment in the common stock.

                                    EXHIBITS

      NUMBER                               NAME
      ------                               ----
        2.1    Plan and Agreement of Reorganization between Home Financing
               Centers, Inc., a Nevada corporation and Home Financing
               Centers, Inc. a Massachusetts corporation.
        3.1    Articles of Incorporation of the Company
        3.2    By-Laws of the Company
        5.1*   Legality Opinion of Falcone & Curd LLP
       10.1    Agreement, dated April 26, 2000, between Home Financing
               Centers, Inc. and MAS Capital Corp., (Incorporated by
               reference to Form 8-K of the Company, dated May 16, 2000)
       10.2    Master Revolving Loan and Security Agreement, dated June 30,
               2000, between Home Financing Centers, Inc. and Warehouse
               Lending Corporation of America.
         16    Letter of Stark Tinter & Associates, LLC regarding change in certifying accountants of the Company (Incorporated by
               reference to Form 8-K of the Company, dated May 16, 2000)
       23.1    Consent of Falcone & Curd LLP (incorporated in the text of
               Exhibit 5.1)
       23.2    Consent of Cerasi, Krauss & Associates, Inc
       27.1    Financial Data Schedule
       27.2    Restated Financial Data Schedule for the quarter ended June
               30, 2000

---------------

* To be filed by Amendment.

                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall by deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 15, Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Swampscott, State of Massachusetts on September 1, 2000.

                                          HOME FINANCING CENTERS, INC.

                                                  /s/ GARY J. KOVNER
                                          --------------------------------------
                                                GARY J. KOVNER, PRESIDENT

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated

September 1, 2000

                                                  /s/ GARY J. KOVNER
                                          --------------------------------------
                                                      GARY J. KOVNER
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                       AND DIRECTOR

                                 EXHIBIT INDEX

      NUMBER                               NAME
      ------                               ----
        2.1    Plan and Agreement of Reorganization between Home Financing
               Centers, Inc., a Nevada corporation and Home Financing
               Centers, Inc. a Massachusetts corporation.
        3.1    Articles of Incorporation of the Company
        3.2    By-Laws of the Company
        5.1*   Legality Opinion of Falcone & Curd LLP
       10.1    Agreement, dated April 26, 2000, between Home Financing
               Centers, Inc. and MAS Capital Corp. (Incorporated by
               reference to Form 8-K of the Company, dated May 16, 2000)
       10.2    Master Revolving Loan and Security Agreement, dated June 30,
               2000, between Home Financing Centers, Inc. and Warehouse
               Lending Corporation of America.
         16    Letter of Stark Tinter & Associates, LLC regarding change in certifying accountants of the Company (Incorporated by
               reference to Form 8-K of the Company, dated May 16, 2000)
       23.1    Consent of Falcone & Curd LLP (incorporated in the text of
               Exhibit 5.1)
       23.2    Consent of Cerasi, Krauss & Associates, Inc.
       27.1    Financial Data Schedule
       27.2    Restated Financial Data Schedule for the quarter ended June
               30, 2000

---------------

* To be filed by Amendment.